EXECUTION VERSION
PURCHASE AGREEMENT
DATED AS OF MAY 8, 2007
BY AND AMONG
TSS AVIATION, INC.,
TSS HOLDINGS, INC.
AND
STANDARD AERO, INC.

ii

DISCLOSURE SCHEDULE
EXHIBITS
Exhibit A            Form of Employment Agreement
Exhibit B            Form of Escrow Agreement
Exhibit C            Form of Legal Opinion

iii

     This Purchase Agreement (this “Agreement”), dated as of May 8, 2007, is entered into by and among TSS Aviation, Inc., a Ohio corporation (the “Company”), TSS Holdings, Inc., a Ohio corporation (“Seller”), and Standard Aero Inc., a Delaware corporation (“Purchaser”). The shareholders of Seller have also executed this Agreement, but only for the purpose of being bound by the provisions of Section 2.05, Section 5.03 and Article X and subject to the limitations set forth on the signature page to this Agreement.
WITNESSETH:
     WHEREAS, as of the date hereof, Seller owns of record and beneficially one hundred percent (100%) of the issued and outstanding capital stock of the Company (the “Stock”);
     WHEREAS, subject to such terms and conditions as are specified herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase, or cause its Affiliate designee to purchase, from Seller, all of Seller’s right, title and interest in and to the Stock; and
     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Purchaser to enter into this Agreement, Purchaser is entering into an employment agreement with Scott Nichols that will become effective as of the Closing Date.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Purchaser, the Company and Seller hereby agree as follows:
ARTICLE 1.
DEFINITIONS
     Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:
     “Action” means any claim, action, litigation, suit, arbitration, demand, inquiry, investigation or proceeding by or before any Governmental Authority or arbitrator.
     “Adjustment Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of interest actually earned (other than interest distributed prior to such time in accordance with the Escrow Agreement).
     “Affiliate” means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. With respect to any Person who is a natural person, such Person’s Affiliates shall include such Person’s spouse and their respective parents and lineal descendents.
     “Ancillary Agreements” means the Escrow Agreement, the Employment Agreement and any other agreement mutually designated as such by Purchaser and Seller.

     “Antitrust Authority” means any Governmental Authority with regulatory jurisdiction over enforcement of any applicable antitrust Law (including, without limitation, the HSR Act).
     “Assets” means all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned, leased or licensed by the Company or in which the Company has any interest whatsoever (in each case, solely to the extent of the Company’s interest therein).
     “Benefit Arrangement” means any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including any self-insurance arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, restricted stock, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate may incur any liability (including any contingent liability), and (iii) covers any current or former director, consultant or employee of the Business, the Company or any ERISA Affiliate (with respect to their relationship with any such entity).
     “Books and Records” means all books of account, ledgers, general, financial, legal, regulatory, Tax, accounting, personnel and employment records, files, customers’ and suppliers’ lists, sales and promotional literature, correspondence, manuals, data, papers and other information, whether in hard copy or computer or other format, pertaining to the Company or the Business.
     “Business” means the aviation and non-aviation engine and aircraft component repair and re-building business of the Company as such business is conducted on the date hereof.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.
     “Cash” means, with respect to a particular time, the aggregate amount of cash and cash equivalents held by the Company at such time, calculated in accordance with GAAP.
     “Closing Date Net Debt” means (i) the aggregate Indebtedness of the Company as of the Effective Time, minus (ii) the aggregate amount of Cash held by the Company as of the Effective Time.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” means that certain Confidentiality Agreement, dated October 5, 2006, between Seller and Standard Aero Holdings Inc.

     “Contract” means any agreement, contract, lease, note, loan, evidence of Indebtedness, binding purchase order, letter of credit, franchise agreement, binding undertaking, covenant not to compete, employment agreement, license, instrument, obligation, guarantee, commitment, insurance policy, commitment to purchase and accepted sale order, or other executory commitment to which the Company is a party or which relates to the Business or any Assets, whether oral or written, express or implied, and which pursuant to its terms has not expired, terminated or been fully performed by the parties thereto (in each case with no further effect).
     “Disclosure Schedule” means the disclosure schedules attached hereto.
     “Employment Agreement” means that certain Employment Agreement, substantially in the form attached as Exhibit A hereto, to be entered into as of the Closing Date by and among the Purchaser and Scott Nichols.
     “Employee Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.
     “Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, restriction on transfer, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.
     “Environmental Claim” means any claim, Action, litigation, notice of violation, consent order, consent decree, investigation or written notice by any Person alleging potential liability arising out of, based on or resulting from (i) the presence or Release of any Substances, (ii) the Handling of Substances, or (iii) any violation or alleged violation of any Environmental Law.
     “Environmental Laws” means any applicable Law in effect as of the date hereof, concerning: (i) protection of the environment, including related to pollution, contamination, cleanup, preservation or protection of the environment, and reclamation; (ii) health or safety, including occupational safety and the exposure of employees and other persons to any Substances; (iii) any Release or threatened Release of any Substance, including investigation, monitoring, clean up, removal, treatment, or any other action to address such Release of any Substance or threatened Release; and (iv) the Handling of Substances.
     “Equity Securities” of any Person means (i) shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person, including, with respect to the Company, the Stock, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock, limited liability company interests, partnership interests or other equity securities of such Person, (iii) securities convertible into or exercisable or exchangeable for shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person, and (iv) equity equivalents, interests in the ownership or earnings of, or equity appreciation, phantom stock or other similar rights of, or with respect to, such Person.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means any Person which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, the Company as set forth in Section 414(b), (c), (m) or (o) of the Code.
     “Escrow Agent” means Wells Fargo or such other third-party escrow agent mutually agreeable to Purchaser and Seller.
     “Escrow Agreement” means that certain Escrow Agreement, substantially in the form attached as Exhibit B hereto, to be entered into as of the Closing Date by and among the Escrow Agent, Purchaser and Seller.
     “Facility” means any real property or facility owned, leased, operated or used at any time by the Company or any predecessor to the Company, including the Real Property.
     “GAAP” means United States generally accepted accounting principles consistently applied.
     “Governmental Authority” means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial or arbitral body, whether federal, state, local or foreign.
     “Governmental Order” means any order, judgment, injunction, decree, ruling, assessment, writ, stipulation, determination or award entered by or with any Governmental Authority.
     “Handling of Substances” means the production, use, generation, Release, storage, treatment, formulation, processing, labeling, distribution, introduction into commerce, registration, transportation, reclamation, recycling, disposal, arranging for disposal, discharge or other handling or disposition of Substances.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Improvements” means any buildings, facilities, other structures and improvements, building systems, storage tanks and fixtures located on or under the Real Property.
     “Indebtedness” means (i) indebtedness of the Company for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof on or prior to the Closing Date), (ii) obligations of the Company evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations of the Company under, or in respect of, capitalized leases, (iv) obligations of the Company under conditional sale, title retention or similar agreements or arrangements creating an obligation of the Company with respect to the deferred purchase price of property (other than customary trade credit), (v) interest rate and currency obligation swaps, hedges or similar arrangements, and (vi) all obligations of the Company to guarantee any of the foregoing types of obligations on behalf of any Person other than the Company.

     “Indemnity Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Indemnity Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of interest actually earned (other than interest distributed prior to such time in accordance with the Indemnity Escrow Agreement).
     “Intellectual Property Rights” means all (i) domestic and foreign registrations of trademarks, service marks, logos, corporate names, protected models, designs, created works, trade names or other trade rights, (ii) pending applications for any such registrations, (iii) rights in or to patents and copyrights and pending applications therefor, (iv) rights to other trademarks, service marks, logos, corporate names, protected models, designs, data, software, created works, trade names and other trade rights and all other trade secrets, designs, plans, specifications, technology, know-how, methods, designs, concepts and other proprietary rights, whether or not registered, and (v) rights under any licenses to use any intellectual property owned by any Person other than the Company of the types described in clauses (i) to (iv) above.
     “Interest Rate” means seven percent (7%) per annum, compounded annually.
     “Inventory” means all of the inventory held by the Company for resale, and all of the Company’s fuel, raw materials, works in process, finished products and supply and packaging items, and similar items, in each case wherever the same may be located.
     “IRS” means the United States Internal Revenue Service.
     “Knowledge” or “Known” means, with respect to the Company or Seller, the actual collective knowledge (after due inquiry) of the individuals listed in Section 1.01(a) of the Disclosure Schedule, and, with respect to Purchaser, the actual collective knowledge (after due inquiry) of the individuals listed in Section 1.01(b) of the Disclosure Schedule.
     “Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, injunction, decree, treaty or rule of common law and all other provisions having the force or effect of law.
     “Licenses” means all of the licenses, permits, consents, certificates, registrations, exemptions, and other governmental approvals or authorizations required for the ownership, leasing or operation of the Assets or the Business as conducted as of the date of this Agreement or as of the Closing Date.
     “Loss Bid” means any outstanding offer (or group of related offers) made by the Business to provide goods or services to any customer which, if accepted by the offeree, the Company reasonably expects, based on the Company’s most current cost information, to result in a loss (based on the calculation of gross profit under GAAP) over the full performance of the resulting Contract.
     “Loss Contract” means any Contract for which the Business has accrued a loss on its financial statements or which the Company reasonably expects, based on the Company’s most current cost information, to result in a loss (based on the calculation of gross profit under GAAP) over the full performance of the Contract.

     “Losses” of a Person means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including, without limitation, the costs of reasonable investigation, remediation and accountants’ and attorneys’ fees) actually suffered or incurred by such Person, in each case net of any insurance proceeds or proceeds from third parties actually received by such Person with respect to such losses, liabilities, damages, claims, awards, judgments, costs and expenses, but expressly excluding any punitive damages (except to the extent awarded to a third party). For purposes of this Agreement, a Loss with respect to Taxes shall be deemed to include amounts that would have constituted such a Loss but for the setoff or other utilization of any loss, deductions or credit realized in, or attributable to, a taxable period or portion thereof beginning after the Closing Date.
     “Material Adverse Effect” or “Material Adverse Change” or a similar phrase means any material adverse effect on or material adverse change with respect to the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or the Business or the ability of the Company or Seller to consummate the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (i) any adverse change, event, development, or effect arising from or relating to (A) changes in GAAP, or (B) the cessation or planned cessation by the United States of hostilities in Afghanistan or Iraq; or (ii) changes in laws, rules or regulations issued by any Governmental Authority.
     “Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) or 3(37) of ERISA, which (i) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company may incur any liability (including any contingent liability) and (ii) covers any current or former director, consultant or employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).
     “Net Working Capital” means (i) the current assets of the Company (other than Cash), minus (ii) the current liabilities of the Company (other than the current portion of any Indebtedness to the extent included in Closing Date Net Debt, but including any compensation owed to employees), in each case as of the Effective Time and determined, except as set forth in Section 1.03 of the Disclosure Schedule, in accordance with GAAP, after giving effect to any changes to current assets or current liabilities resulting from the transactions contemplated hereby, except with respect to the financing thereof and any Transaction State Tax Benefits; provided, however, that all Transaction Related Expenses to the extent not paid by the Company or Seller at or prior to the Effective Time shall be accrued as a current liability on the Estimated Closing Balance Sheet and Closing Balance Sheet, as the case may be, whether or not such an accrual would be required in accordance with GAAP.
     “Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (i) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the six (6) years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company may incur any liability (including any contingent liability) and

(ii) which covers any current or former officer, director, consultant or employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).
     “Permitted Distributions” means dividends and distributions by the Company to Seller or its Affiliates in accordance with the past practice of the business, including without limitation, (a) any salary, bonus, fee or other cash compensation, payable to the shareholders of Seller who are employed as directors, officers, employees or agents of the Company in accordance with the past practice of the Business, (b) distributions to Seller intended to pay for or reimburse the Seller’s shareholders for federal, state and local income tax liabilities arising with respect to the net income of the Company, (c) distributions and cancellation of indebtedness to Seller intended to satisfy the Company’s obligations required by Section 5.09 of this Agreement.
     “Permitted Encumbrances” means (i) liens for Taxes or governmental charges or claims (x) not yet due and payable or (y) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (ii) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by Law incurred in the ordinary course of business for sums (x) not yet due and payable or (y) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (iii) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (iv) easements, rights-of-way, restrictions and other similar charges or other Encumbrances on any Facility, in each case that do not materially interfere with the ordinary conduct of business of the Company and do not materially detract from the value of the property to which such Encumbrance relates, and (v) Encumbrances created by Purchaser.
     “Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, trust or other organization or entity, or any Governmental Authority.
     “Personnel” means all employees, officers, directors and independent contractors, employed by or contracting with the Company or the Business.
     “Pre-Closing Environmental Matters” means (i) the unlawful Handling of Substances by the Company on or prior to the Closing Date either in, on, under or from any Facility, including the effects of such Handling of Substances on the environment, Persons or real or personal property within or outside the boundaries of any Facility, (ii) the unlawful presence or Release of Substances by the Company, as of or prior to the Closing Date in, on or under any Facility, (iii) the failure by the Company on or prior to the Closing Date of any Facility or any operations of the Company or Business otherwise to be in compliance with any Environmental Laws, (iv) any actual or potential liability of the Company pursuant to CERCLA or any similar Environmental Laws related to any Facility, the Business or the Company on or prior to the Closing Date and (v) any other act, omission or condition contributed to or caused by the Company, or alleged by a third-party to be caused by or contributed to by the Company, existing with respect to the Business, any Assets or Inventory of the Company or any Facility existing or occurring on or prior to the Closing Date which give rise to an Environmental Claim or to liability under any Environmental Laws.
     “Reference Net Working Capital” means $4,540,000.
     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, pouring, emptying, escaping, dumping, placing, discarding, abandonment, movement or migration of Substances, whether sudden or non-sudden and whether accidental or non-accidental, or any “release”, “emission” or “discharge” as those terms are defined pursuant to any Environmental Law.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Subsidiary” of any Person means any other Person (i) of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other Equity Securities of such other Person, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of, or otherwise control the business and affairs of, such other Person or (ii) the operations of which are consolidated with such first Person, pursuant to GAAP, for financial reporting purposes.
     “Substances” means any wastes, substances, products, pollutants or materials, whether solid, liquid or gaseous, that (i) is or contains asbestos, polychlorinated biphenyls, radioactive materials, oil, petroleum (including any jet fuel or aviation gas) or any breakdown constituents or fraction thereof, or any chemical(s) used for deicing, (ii) requires removal, remediation or reporting under, or is otherwise regulated pursuant to, any Environmental Law, or is defined, listed or identified as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous material”, “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous.
     “Tax” or “Taxes” means any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium customs or import duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, offer, registration, value added, petroleum, unclaimed or abandoned property, alternative or add-on minimum (including taxes under Section 59A of the Code), estimated or other tax, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
     “Transaction Related Expenses” means the (i) fees, expenses and disbursements of counsel to Seller and the Company or either of their independent accountants, investment bankers, financial advisors or other advisors in connection with the transactions contemplated hereby to the extent payable by the Company, (ii) any expenses incurred or to be incurred by the Company in connection with the transactions and covenants contemplated hereby or for which it may have any liability, including expenses to the extent allocated to the Company under this Agreement, and (iii) any stay bonuses, transaction completion bonus or other similar payment made or required to be made to employees of the Business as a result of the transactions contemplated hereby. No fees, expenses, disbursements, bonuses or similar payment incurred or committed to by Purchaser on behalf of the Company or otherwise shall be deemed Transaction Related Expenses.
     “Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, (a) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company may incur any liability (including any contingent liability) and (b) which covers any current or former director, consultant or employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).
     Section 1.02 Other Defined Terms.
          The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section

Adjustment Amount	2.04(C)
Adjustment Escrow Amount	2.02
Agreement	Preamble
Aggregate Escrow Amount	2.02
Auditor	2.04(B)
Basket Amount	7.02(D)
CERCLA	3.18(C)
Claim	7.02(C)
Claim Notice	7.02(C)
Closing	2.03(B)
Closing Balance Sheet	2.04(A)
Closing Cash Consideration	2.02
Closing Date	2.03(B)
Closing Date Consideration Calculation Certificate	2.03(A)
COBRA	5.11(A)
Commitment Letter	6.03(I)
Company	Preamble
Company Property	3.13
Competing Business	2.05(A)
Covered Person	2.05(A)
December 31, 2006 Balance Sheet	3.07(A)
Deficit Amount	2.04(D)
Determination Date	2.04(B)
Effective Time	2.03(B)
Employment Laws	3.17
Estimated Closing Balance Sheet	2.03(A)
Estimated Closing Date Net Debt	2.03(A)
Estimated Net Working Capital	2.03(A)

Term	Section

Final Closing Date Net Debt	2.04(B)
Final Net Working Capital	2.04(B)
Financing	6.03(I)
Financial Statements	3.07(A)
Increase Amount	2.04(D)
Indemnification Cap	7.02(D)
Indemnity Escrow Amount	2.02
Material Contracts	3.12(A)
Pre-Closing Partial Period	3.19(B)
Pre-Closing Tax Returns	8.01(A)
Purchase Price	2.02
Purchaser	Preamble
Purchaser Indemnified Parties	7.02(A)
Real Property	3.14(A)
Related Party Transaction	3.22
Related Persons	7.02(H)
Releasee	7.02(H)
Seller	Preamble
Seller 401(k) Plan	5.11(C)
Seller Indemnified Parties	7.02(B)
Shortfall Amount	2.04(D)
Straddle Period Tax Returns	8.01(A)
Stock	Recitals
Tax Claim	7.02(C)
Taxpayer	3.19(E)
Third Party Notice	7.02(C)
Transaction State Tax Benefits	2.04(A)
Transfer Taxes	8.02
     Section 1.03 Construction.
          (A) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Exhibit” refer to the specified Article or Section of, or Schedule or Exhibit to, this Agreement; (v) the word “including” shall mean “including, without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive.
          (B) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto in effect as of the date hereof, or the Closing Date, as applicable.
          (C) References to statutes shall include all regulations promulgated thereunder (and all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation) in effect as of the date hereof, or the Closing Date, as applicable.

          (D) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.
          (E) The annexes, schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.
          (F) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and shall be counted beginning with the day immediately following the date from which such number of days are to be counted.
          (G) Except as set forth in Section 1.03 of the Disclosure Schedule, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
ARTICLE 2.
PURCHASE AND SALE
     Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the Stock, free and clear of all Encumbrances (except for restrictions on transfer imposed on Purchaser under state or federal securities laws).
     Section 2.02 Purchase Price. In consideration for the sale by Seller of the Stock to Purchaser at the Closing, Purchaser shall (i) pay to Seller an amount in cash (such amount, the “Closing Cash Consideration”) equal to (x) the Purchase Price minus (y) the Aggregate Escrow Amount, and (ii) pay to the Escrow Agent the Aggregate Escrow Amount to be held in escrow in accordance with the Escrow Agreement. As used herein, the “Purchase Price” shall mean an amount equal to (i) $65,000,000 minus (ii) if the Estimated Closing Date Net Debt is a positive number, the Estimated Closing Date Net Debt, plus (iii) if the Estimated Closing Date Net Debt is a negative number, the absolute value of the Estimated Closing Date Net Debt, plus, (iv) if the Estimated Net Working Capital exceeds the Reference Net Working Capital, the amount of such excess, minus (v) if the Reference Net Working Capital exceeds the Estimated Net Working Capital, the amount of such excess. The aggregate Purchase Price payable to Seller shall be subject to adjustment in accordance with Section 2.04 and shall be paid to Seller and the Escrow Agent in accordance with Section 2.03. As used herein, the “Aggregate Escrow Amount” shall mean an aggregate amount equal to (i) $5,000,000 (the “Indemnity Escrow Amount”) plus (ii) $1,000,000 (the “Adjustment Escrow Amount”).
     Section 2.03 Closing.
          (A) At least five (5) Business Days prior to the Closing, Seller shall:
               1. prepare and deliver to Purchaser an estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”), which shall reflect Seller’s good faith estimate of the assets and liabilities of the Company as of the Effective Time, prepared in accordance with the standards for the preparation of the Closing Balance Sheet set forth in Section 2.04(A);

               2. prepare and deliver to Purchaser a certificate signed by the chief financial officer or other executive officer of Seller (the “Closing Date Consideration Calculation Certificate”) setting forth (x) based on the Estimated Closing Balance Sheet and the definition of Closing Date Net Debt contained herein, Seller’s good faith estimate of the Closing Date Net Debt (the “Estimated Closing Date Net Debt”), (y) based on the Estimated Closing Balance Sheet and the definition of Net Working Capital contained herein, Seller’s good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”) and (z) taking into consideration the Estimated Closing Date Net Debt and Estimated Net Working Capital, a calculation of the Purchase Price and the Closing Cash Consideration payable to Seller in accordance with Section 2.02. The Estimated Closing Balance Sheet and Seller’s calculation of the Purchase Price and the Closing Cash Consideration shall be reasonably acceptable to Purchaser and, in the event of any disagreement between Purchaser and Seller with respect thereto, the parties shall use commercially reasonable efforts to reach agreement thereon prior to the Closing Date. If the parties are unable to agree, the Purchase Price (for purposes of Section 2.02) shall be calculated based on Seller’s calculation of Estimated Net Working Capital and Estimated Closing Date Net Debt, but the Closing Cash Consideration shall be reduced by the difference between Seller’s calculation of the Closing Cash Consideration and Purchaser’s calculation thereof, and the Adjustment Escrow Amount shall be increased by such amount.
          (B) Subject to the terms and conditions of this Agreement, the sale and purchase of the Stock contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., local time, on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article 6 (other than those conditions which are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), at the offices of Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, DC 20004, or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing shall be deemed to have been consummated at 11:59 p.m. Eastern Time (the “Effective Time”) on the Closing Date.
          (C) At the Closing, Seller shall deliver or cause to be delivered to Purchaser, (i) the certificate(s) representing all of the Stock, duly endorsed in blank or accompanied by blank stock powers in proper form for transfer, and (ii) the certificates and other documents required to be delivered pursuant to Section 6.03, in each case in form and substance reasonably satisfactory to Purchaser.
          (D) At the Closing, Purchaser shall (i) deliver to Seller, (x) the Closing Cash Consideration, by wire transfer of immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by Seller in a written notice to Purchaser and (y) the certificates and other documents required to be delivered pursuant to Section 6.02, in each case in form and substance reasonably satisfactory to Seller, and (ii) pay to the Escrow Agent the Aggregate Escrow Amount, by wire transfer of immediately available funds, to be held in escrow in accordance with the Escrow Agreement.
     Section 2.04 Purchase Price Adjustment.

          (A) On or before the date that is ninety (90) calendar days following the Closing Date, Purchaser shall prepare and deliver to Seller (i) a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), and (ii) a calculation of Net Working Capital and Closing Date Net Debt, in each case, based on the Closing Balance Sheet and the respective definitions of Net Working Capital and Closing Date Net Debt herein. Except for the deviations from GAAP set forth on Section 1.03 of the Disclosure Schedule, the Closing Balance Sheet shall be prepared in accordance with GAAP in a manner consistent with the preparation of the December 31, 2006 Balance Sheet, and shall fairly present in all material respects the financial position of the Company as of the Effective Time, without giving effect to any changes to the balance sheet resulting from the transactions contemplated hereby (including the financing thereof), including any increase in any current assets or reduction in any current liabilities as a result of any state and local Tax benefits relating to expenses incurred by the Company as a result of or in connection with the transactions contemplated hereby which are deductible or creditable by the Company (such benefits for state and local purposes, the “Transaction State Tax Benefits”) and which would otherwise result in reduction in current liabilities or increase in current assets; provided, however, that all Transaction Related Expenses to the extent not paid by the Company or Seller at or prior to the Effective Time shall be accrued as a current liability on the Estimated Closing Balance Sheet and the Closing Balance Sheet, as the case may be, whether or not such an accrual would be required in accordance with GAAP.
          (B) Upon delivery of the Closing Balance Sheet, Purchaser will provide Seller and its representatives with reasonable access to the Books and Records of the Company and the workpapers of the Company’s or Purchaser’s accounting firm, if applicable, to the extent reasonably necessary for Seller’s evaluation of the Closing Balance Sheet and the calculation of Net Working Capital and Closing Date Net Debt. Seller may dispute the calculation of Net Working Capital, Closing Date Net Debt or any element of the Closing Balance Sheet relevant to the calculation of Net Working Capital or Closing Date Net Debt by notifying Purchaser of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) calendar days after Seller’s receipt of the Closing Balance Sheet; provided, that the basis of any such dispute shall be limited to the failure of the Closing Balance Sheet to have been prepared in accordance with the standards set forth in Section 2.04(A) or the failure of Net Working Capital or Closing Date Net Debt to have been calculated in accordance with the respective definitions of Net Working Capital and Closing Date Net Debt herein. In the event that Seller does not provide such a notice of disagreement within such thirty (30) calendar day period, Seller shall be deemed to have accepted the Closing Balance Sheet and the calculations of Net Working Capital and Closing Date Net Debt delivered by Purchaser, which shall then be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Purchaser and Seller shall use their commercially reasonable efforts for a period of thirty (30) calendar days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the preparation of the Closing Balance Sheet and calculations of Net Working Capital and Closing Date Net Debt. If Purchaser and Seller are unable to resolve such disagreements then, at any time thereafter, either Seller or Purchaser may require that Deloitte & Touche LLP (or such other accounting firm of recognized national standing as may be mutually selected by Purchaser and Seller) (the “Auditor”) shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, and in any event within thirty (30) calendar days of the date on which such dispute is referred to the Auditor, whether the Closing Balance Sheet was prepared in accordance with the standards set forth in Section 2.04(A) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the calculations of Net Working Capital or Closing Date Net Debt require adjustment. The fees and expenses of the Auditor shall be paid one-half by Purchaser and one-half by Seller. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which Net Working Capital and Closing Date Net Debt are finally determined in accordance with this Section 2.04(B) is hereinafter referred to as the “Determination Date.” The Closing Date Net Debt as finally determined in accordance with this Section 2.04(B) shall be referred to as the “Final Closing Date Net Debt”, and the Net Working Capital as finally determined in accordance with this Section 2.04(B) shall be referred to as the “Final Net Working Capital”.
          (C) The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Final Net Working Capital minus (ii) the Estimated Net Working Capital, plus (iii) the Estimated Closing Date Net Debt minus (iv) the Final Closing Date Net Debt.
          (D) If the Adjustment Amount is a positive number (such amount, the “Increase Amount”) then, within five (5) Business Days after the Determination Date, (i) Purchaser shall pay to Seller an aggregate amount in cash equal to the Increase Amount (plus interest accrued thereon from the Closing Date to the date of payment calculated at the Interest Rate) and (ii) the Escrow Agent shall pay to Seller an amount equal to the Adjustment Escrow Funds. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), within five (5) Business Days after the Determination Date, the Escrow Agent shall (x) pay to Purchaser all or such portion of the Adjustment Escrow Funds equal to the Deficit Amount plus interest accrued thereon from the Closing Date to the date of payment calculated at the Interest Rate and (y) pay to Seller the amount, if any, equal to the Adjustment Escrow Funds, if any, remaining after disbursement to Purchaser of funds pursuant to the foregoing clause (x). In the event that the Deficit Amount plus the amount of any interest accrued thereon from the Closing Date to the date of payment calculated at the Interest Rate exceeds the amount of the Adjustment Escrow Funds (such excess amount, the “Shortfall Amount”), Seller shall pay to Purchaser, within five (5) Business Days after the Determination Date, an amount equal to the Shortfall Amount by wire transfer of immediately available funds; provided, however, in the event that Seller defaults on its obligations hereunder, Purchaser may, in its sole discretion, require that such amount be paid from the Indemnity Escrow Funds, in which case Seller shall promptly pay such amount to the Escrow Agent, by wire transfer of immediately available funds, for deposit into the account holding the Indemnity Escrow Funds in accordance with the Escrow Agreement.
          (E) Upon determination of the Adjustment Amount in accordance with this Section 2.04, Seller and Purchaser shall each execute joint instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Funds (and the Indemnity Escrow Funds if required pursuant to Section 2.04(D)) in accordance with this Section 2.04 and the Escrow Agreement. The Purchase Price shall be deemed to be increased by all payments made by Purchaser to Seller pursuant to this Section 2.04, and the Purchase Price shall be deemed to be decreased by the amount of all payments required to be made to Purchaser pursuant to this Section 2.04.

          (F) If the Purchase Price is reduced pursuant to this Section 2.04, the amount by which the Purchase Price is reduced shall in no event be included in any Losses recoverable by the Purchaser as a result of a breach of any representation or warranty included in Section 3.07, Section 3.23 and Section 3.24 or any other Section arising out of the same facts that caused the Purchase Price to be so reduced.
     Section 2.05 Covenant Not to Compete.
          (A) For a period of five (5) years from the Closing Date, except as permitted in this Section 2.05, neither Seller nor any of its shareholders (as of the Closing Date) (collectively, the “Covered Persons”) shall, whether independently or in association with any other Person, own any equity or other ownership interest in, be employed by, consult or work as an independent contractor or agent for, or otherwise participate in, manage, control, operate, finance or otherwise engage in the aviation and non-aviation engine and aircraft component repair and re-building business, other than on behalf of Purchaser or its Affiliates (a “Competing Business”). The restrictions set forth in this Section 2.05(A) shall not be construed to prohibit or restrict (i) any investment by any of the Covered Persons in any class of debt or equity securities of any Person engaged in a Competing Business so long as (x) no Covered Person, individually or together with its Affiliates or any other such Covered Person, holds at any time during such period more than three percent (3%) of the issued and outstanding voting securities of such Person engaged in a Competing Business, or three percent (3%) of the aggregate principal amount of such class of debt or equity securities outstanding and, (y) consistent with the remainder of this Section 2.05(A), none of such Covered Persons otherwise engages in any other activities with respect to such Person engaged in a Competing Business (whether as a manager, director, officer, employee, agent, representative, consultant or otherwise), or (ii) the ability of TSS Technologies, Inc. and its Affiliates to continue to design, engineer and manufacture aviation and non-aviation components and assemblies consistent with the past practice of its business.
          (B) For a period of five (5) years after the Closing Date, none of the Covered Persons shall, directly or indirectly, without Purchaser’s prior written consent, intentionally solicit, or intentionally cause or encourage any other Person to solicit any officer or employee of the Company or the Business; provided, however, that nothing in this Agreement shall prevent Scott Nichols from owning an equity interest in or serving on the Board of Directors of Seller or its Affiliates during or after the termination of his employment with the Company (or as an employee of Seller or its Affiliates following his termination of employment with Purchaser and its Affiliates) so long as his duties do not conflict with Section 2.05(A) of this Agreement or any employment agreement he may enter into.
          (C) In the event that any provision of this Section 2.05 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Seller further acknowledges that the consideration being paid to Seller hereunder is adequate consideration for the covenants contained in this Section 2.05.
          (D) It is recognized and acknowledged by Seller that a breach of the covenants contained in this Section 2.05 will cause irreparable damage to Purchaser, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Seller agrees that in the event of a breach of any of the covenants contained in this Section 2.05, in addition to any other remedy which may be available at law or in equity, Purchaser will be entitled to specific performance and injunctive relief.
     Section 2.06 Allocation of Purchase Price. Within ninety (90) days after Closing Purchaser and Seller shall cooperate in good faith jointly to prepare or cause to be prepared an allocation of the Purchase Price among the Assets and the covenant not to compete set forth in Section 2.05 hereof in accordance with the requirements of Section 1060 of the Code, and forward it to Seller. The allocation shall be revised for any adjustments to the Purchase Price hereunder as necessary, with Purchaser preparing a draft of the revised allocation and forwarding it to Seller for its review and approval within sixty (60) days after the adjustment to the Purchase Price becomes fixed and final, which approval shall not be unreasonably withheld. Seller and Purchaser shall prepare and file their income Tax Returns (including IRS Forms 8594) in a manner consistent with the allocation agreed to by the parties pursuant to this Section 2.06; provided, however, that nothing contained herein shall prevent Seller and Purchaser from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the purchase price allocation, and neither Seller nor Purchaser shall be required to litigate before any court, any proposed deficiency or adjustment by any taxing authority challenging such allocation. Notwithstanding the foregoing, Purchaser and Seller agree to allocate $250,000 to the covenant not to compete in Section 2.05 hereof.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER
     Except with respect to each Section in this Article 3 for such disclosures as are set forth in the section of the Disclosure Schedule corresponding to such Section in this Article 3, the Company and Seller hereby, jointly and severally, represent and warrant to Purchaser as of the date hereof and as of the Closing Date as follows:
     Section 3.01 Organization and Qualification of the Company and Seller. Each of the Company and Seller is a corporation, organized, validly existing and in good standing under the laws of Ohio and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted by it. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing (or the local law equivalent) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not result in a Material Adverse Effect. True and complete copies of the articles of incorporation and code of regulations (or equivalent organizational documents) of the Company (in each case, as amended to the date of this Agreement) have been delivered to Purchaser.

     Section 3.02 Authorization. Each of the Company and Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Company and Seller, as applicable, of this Agreement and each Ancillary Agreement to which it is a party and the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereunder and thereunder have been duly and validly authorized by the board of directors (or similar governing body) of the Company or Seller, as applicable, with no other action on the part of the Company, Seller or Seller’s shareholders, as applicable, being necessary therefor. This Agreement and each Ancillary Agreement to which it is a party has been (or with respect to any Ancillary Agreements to be executed at the Closing, will be) duly and validly executed and delivered by each of the Company and Seller, as applicable, and (assuming due authorization, execution and delivery by Purchaser) constitutes or will, upon execution, constitute a legal, valid and binding obligation of the Company and Seller, as applicable, enforceable against the Company and Seller, as applicable, in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity or public policy.
     Section 3.03 Capitalization of the Company. Seller is the record and beneficial holder of all of the Stock. Other than the Stock, no other Person owns or holds any capital stock or any other Equity Securities of the Company, any interest in the profits or losses of the Company, any rights to affect the management of the Company or any rights to receive distributions from the Company. There are no contracts to which the Company or Seller is a party relating to the issuance, sale, or transfer of any capital stock or any other Equity Securities of the Company. There are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of capital stock or other Equity Securities of the Company. There are no other commitments of any kind for the granting or issuance of additional capital stock or other Equity Securities by the Company or the repurchase, redemption or other acquisition by the Company of any capital stock currently outstanding. There are no equity equivalents, stock appreciation rights or phantom stock interests with respect to capital stock or Equity Securities of the Company or similar rights. Each of the shares of Stock has been duly authorized and validly issued, is fully paid and non-assessable, and was issued free of any preemptive or other similar rights. None of the shares of Stock were issued in violation of the Securities Act or any other applicable Law. There are no equity holder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Stock to which the Company, Seller or any other Person is a party or by which the Company, Seller or any other Person is bound. At the Closing, Purchaser or one or more of its Affiliate designees, as applicable, will acquire good title to the Stock free and clear of any Encumbrances (except for restrictions on transfer imposed on Purchaser under state or federal securities laws).
     Section 3.04 Subsidiaries. The Company does not own, and has never owned, of record or beneficially any Equity Securities of any Person or any right (contingent or otherwise) to acquire the same.

     Section 3.05 No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.06 or Section 3.12(B) of the Disclosure Schedule have been obtained and all filings and notifications listed in Section 3.06 or Section 3.12(B) of the Disclosure Schedule have been made, and except as described in Section 3.06 or Section 3.12(B) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by each of the Company and Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the articles of incorporation, code of regulations or other governing documents of either the Company or Seller, (ii) conflict with or violate in any material respect any Law or Governmental Order applicable to Seller, the Company, any of their assets or the Business, (iii) result in the creation of any Encumbrance on any of the Stock, Assets or other assets of the Business, or (iv) violate, conflict with, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or result in or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the Assets or any assets of the Business pursuant to, any Material Contract or License to which the Company is a party, by which any of its Assets are bound or otherwise related to the Business.
     Section 3.06 Consents and Governmental Approvals. Except as set forth on Sections 3.06 or 3.12(B) of the Disclosure Schedule, no consent, waiver, approval, authorization, License, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority, is required to be made or obtained by Seller, the Company or any of their respective Affiliates in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.
     Section 3.07 Financial Statements.
          (A) Seller delivered true and complete copies of the unaudited, reviewed balance sheet of the Company as of December 31, 2005 and December 31, 2006 (the “December 31, 2006 Balance Sheet”) and the related statements of income, cash flows and changes in shareholders’ equity for the fiscal years then ended (collectively, the “Financial Statements”) to Purchaser on May 4, 2007. Except as set forth on Section 1.03 of the Disclosure Schedule, all of the Financial Statements were prepared in accordance with GAAP, applied on a consistent basis for the periods involved, and fairly present in all material respects the financial condition, results of operations, cash flows and changes in shareholders’ equity of the Business as of the respective dates thereof and for the respective periods covered thereby.
          (B) The Company does not have any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent and whether or not required to be accrued on a balance sheet prepared in accordance with GAAP) other than (i) liabilities reflected and reserved against on the December 31, 2006 Balance Sheet, (ii) liabilities disclosed in Section 3.07(B) of the Disclosure Schedule or (iii) current liabilities incurred since December 31, 2006 in the ordinary course of business, consistent with the Company’s past practice.

          (C) Except as set forth on Section 1.03 of the Disclosure Schedule, the accounts receivable of the Company reflected as accounts receivable on the December 31, 2006 Balance Sheet have been recorded in accordance with GAAP consistently applied.
     Section 3.08 Absence of Certain Changes or Events. Except as disclosed in Section 3.08 of the Disclosure Schedule, since December 31, 2006, there has been no:
          (A) Material Adverse Change;
          (B) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the annual rates of base salary or wages payable or to become payable by the Company or any of its Affiliates to any of the current or former employees, directors or consultants of the Company or the Business, (ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the current or former employees, directors or consultants of the Company or the Business, except in the ordinary course of business consistent with past practices, (iii) welfare, pension, retirement, profit-sharing, incentive compensation or similar plan, program, payment or arrangement established or materially amended by the Company or any of its Affiliates for any of the current or former employees, directors or consultants of the Company or the Business or (iv) new employment or severance agreement that covers current or former employees, directors or consultants of the Company or the Business;
          (C) any (i) sale, assignment or transfer of any Assets or assets of the Business other than sales of Inventory in the ordinary course of business consistent with past practice or (ii) sale, assignment or transfer of any Assets or assets of the Business to Seller or its Affiliates;
          (D) cancellation of any Indebtedness or waiver of any rights of substantial value with respect to the Company or the Business;
          (E) entry into, cancellation, termination or material amendment of any Material Contract (including any submission or issuance of a Loss Bid) or material License issued to the Company or the Business;
          (F) capital expenditure or incurrence of liability therefor by the Company or the Business, other than capital expenditures that do not, individually or in the aggregate, exceed $100,000;
          (G) failure to operate the Business in the ordinary course consistent with past practice or to use reasonable efforts to preserve the Business intact, to keep available the services of the Personnel, and to preserve the goodwill of the Business or the Business’s suppliers, customers and others having business relations with the Company or the Business;
          (H) change in accounting methods or practices by the Company or, with respect to the Business, Seller or any of its other Affiliates;
          (I) revaluation by the Company or, with respect to the Business, Seller or its other Affiliates, as applicable, of any Assets or any assets of the Business or properties of the

Company or the Business, including writing off notes or accounts receivable or revaluing inventory;
          (J) damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the assets, properties, business or prospects of the Company or the Business;
          (K) Indebtedness incurred by the Company for borrowed money or any commitment to incur Indebtedness entered into by the Company, or any loans made or agreed to be made by the Company;
          (L) declaration, setting aside for payment or payment of dividends or distributions, other than Permitted Distributions, in respect of any capital stock or other Equity Securities of the Company, or any redemption, purchase or other acquisition by the Company of any capital stock or other Equity Securities of the Company;
          (M) issuance or reservation for issuance by the Company of, or commitment (including any option or other equity-incentive award) to issue or reserve for issuance any capital stock or other Equity Security of the Company;
          (N) Encumbrance created, otherwise incurred or otherwise suffered on any Asset or any asset of the Business, other than Permitted Encumbrances;
          (O) execution, termination, or material amendment of any lease for real or personal property of the Company or related to the Business, except for the execution or termination of any lease for personal property requiring annual payments by the Company of less than $15,000;
          (P) Tax election or revocation of any Tax election, change in method of Tax accounting, amendment of any Tax Return, settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or
          (Q) agreement by the Company or the Business to do any of the foregoing.
     Section 3.09 Absence of Litigation.
          (A) Except as set forth in Section 3.09 of the Disclosure Schedule, (i) there are no Actions that are, or have been in the three (3) years prior to the date of this Agreement, pending or, to the Knowledge of the Company or Seller, threatened against the Company or any of the Assets or the Business or any assets of the Business; (ii) neither the Company nor any Asset nor the Business nor any asset of the Business is subject to any Governmental Order; (iii) to the Knowledge of the Company and Seller, neither the Company, the Business nor Seller, is, nor at any time in the three (3) years prior to the date of this Agreement has been, the subject of any pending or threatened investigation by any Governmental Authority; and (iv) to the Knowledge of the Company and Seller, no basis exists for any Action against the Company or the Business or against any of the Personnel or Assets thereof.

          (B) There are no suits, actions, claims, proceedings, or investigations pending against Seller or the Company before any Governmental Authority which, if adversely determined, would have a material effect on the ability of Seller or the Company to consummate the transactions contemplated hereby.
     Section 3.10 Compliance with Laws. Except as set forth in Section 3.10 of the Disclosure Schedule, each of the Company and the Business is, and at all times has been, in compliance in all material respects with all applicable Laws. Neither the Company nor Seller nor any of their Affiliates has received any written notice to the effect that the Company or the Business is not in compliance with any applicable Laws. Except as set forth in Section 3.10 of the Disclosure Schedule, neither the Company nor Seller has conducted any internal investigation (in connection with which the Company or Seller retained outside legal counsel for the purpose of conducting or assisting with such investigation) with respect to any actual, potential or alleged material violation of any Law by the Company or any of its Personnel.
     Section 3.11 Licenses. Section 3.11 of the Disclosure Schedule sets forth a true and correct list of each of the material Licenses held by the Company or Seller or issued by any Governmental Authority or other Person with respect to any of the Assets or the Business as of the date of this Agreement. Such Licenses constitute all of the material Licenses required for the conduct of the Business as presently conducted. Each such License is valid, binding and in full force and effect, and neither the Company nor Seller is in default (or with the giving of notice or lapse of time or both, would be in default) under any such License in any material respect. There are no proceedings pending, nor to the Knowledge of the Company or Seller, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such License. All required filings with respect to such Licenses have been timely made and all required applications for renewal thereof have been timely filed. Except as set forth on Section 3.11 of the Disclosure Schedule, no such Licenses will terminate as a result of the consummation of the transactions contemplated hereby, and no such License is required to be transferred to Purchaser or any of its Affiliates at or prior to the Closing in order for Purchaser to lawfully operate the Business on and after the Closing.
     Section 3.12 Material Contracts.
          (A) Section 3.12 of the Disclosure Schedule lists the following Contracts to which the Company, or with respect to the Stock or the Business, Seller or any of its other Affiliates, is a party or by which either of them or the Assets may be bound (collectively, the “Material Contracts”), as of the date of this Agreement:
               1. any Contract that the Company reasonably anticipates will involve annual payments by or to the Company or the Business of more than $200,000;
               2. any lease of personal property requiring annual payments by the Company or the Business in excess of $15,000 (including capital leases) or any lease of real property;
               3. any Contract containing covenants limiting the freedom of the Company or the Business to engage in any line of business or compete with any Person;

               4. any material distribution, franchise, license, sales, commission, consulting agency or advertising Contract;
               5. any Contract relating to Indebtedness or any indebtedness for borrowed money of any other Person;
               6. any Contract relating to the sale or disposition of any material Assets of the Company or assets of the Business;
               7. any Contract to which any employee, officer or director of the Company or the Business is bound;
               8. any material license agreement or other material Contract relating to Intellectual Property Rights;
               9. any joint venture Contract, partnership agreement, limited liability company or other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or the Business with any other Person;
               10. any Contract providing for annual payments to or by any Person or entity in excess of $25,000 based on sales, purchases or profits, other than direct payments for goods;
               11. any Contract providing for capital expenditures in excess of $50,000 after the date hereof;
               12. any written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company or the Business other than in the ordinary course of business;
               13. any Loss Contract or Loss Bid;
               14. any Contracts relating to the purchase of any business, corporation or other Person (or all or any substantial portion of the assets of any business, corporation or other Person);
               15. any Contract with “take or pay” provisions, or “requirements” provisions committing a Person to provide the quantity of goods or services required by another Person;
               16. any Contract with “most favored nation” provisions;
               17. any Contract with Seller or any of its Affiliates; and
               18. any material Contracts entered into other than in the ordinary course of business consistent with past practice and not otherwise listed on Section 3.12 of the Disclosure Schedule.

The Company has delivered or made available to Purchaser a true, correct and complete copy of all of the Material Contracts required to be listed on Section 3.12 of the Disclosure Schedule, including all amendments and supplements thereto.
          (B) Neither the Company, Seller, their Affiliates nor, to the Knowledge of the Company or Seller, any other party is in material breach or violation of, or default under, any of the Material Contracts. Except as set forth on Section 3.12(B) of the Disclosure Schedule, each Material Contract is in full force and effect (and will remain in full force and effect upon consummation of the transactions contemplated hereby) and is a valid agreement, arrangement or commitment of the Company, Seller or their Affiliate, as applicable, which is a party thereto, enforceable against such Company, Seller or Affiliate in accordance with its terms and, to the Knowledge of the Company and Seller, is a valid agreement, arrangement or commitment of each other party thereto, enforceable against such party in accordance with its terms, except in each case where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and except where enforceability is subject to the application of equitable principles or remedies or public policy or as would not be material. To the Knowledge of the Company and Seller, no condition or event exists or has occurred that, with notice or lapse of time or both, would constitute a material default or a basis for force majeure or a claim of excusable delay or nonperformance, or permit termination, modification or acceleration, under any Material Contract. Neither Seller nor the Company has received written or, to the Knowledge of the Company or Seller, verbal notice from any other Person claiming or threatening to claim such a condition or event exists or has occurred. Except as specifically noted on Section 3.12(B) of the Disclosure Schedule, no consent of, or notice to, any party to any Material Contract is required in connection with the execution, delivery and performance of this Agreement by the Company or Seller or the consummation of the transactions contemplated hereby. Except as specifically listed in Section 3.12(B) of the Disclosure Schedule, since December 31, 2006, no Material Contract has been adversely amended or waived in any material respect.
     Section 3.13 Company Property. Except as set forth on Section 3.13 of the Disclosure Schedule, the Company owns, or, in the case of leases and licenses, has valid and subsisting leasehold interests or licenses in, as applicable, all of the assets and properties of whatever kind (whether real or personal, tangible or intangible and including all intellectual property, all items of machinery, equipment, tools, spare parts, furniture, automobiles, trucks and other fixed assets and personal property) used or held for use in, or otherwise reasonably required for the operation of, the Business (the “Company Property”), in each case free and clear of any Encumbrances other than Permitted Encumbrances. Except as set forth on Section 3.13 of the Disclosure Schedule, the Company owns and has good and marketable title to the Company Property reflected as owned by the Company on the books of the Company, free and clear of all Encumbrances other than Permitted Encumbrances. The Company Property is in good operating condition and repair (subject to normal wear and tear and obsolescence) and is suitable for the purposes for which it is presently or has historically been used. Except as set forth on Section 3.13 of the Disclosure Schedule, neither Seller nor any of its Affiliates (other than the Company) owns, leases or uses any of the Company Property. Section 3.13 of the Disclosure Schedule contains a true, correct and complete list, in all material respects, as of December 31, 2006, of each item of tangible Company Property having a book value in excess of $25,000.

     Section 3.14 Real Property.
          (A) The Company does not own, and has never owned, any real property. Section 3.14(A) of the Disclosure Schedule describes and lists all real property currently leased for use by the Company or the Business (the “Real Property”). Except as set forth on Section 3.14(A) of the Disclosure Schedule, the Company has a valid leasehold interest in, and enjoys peaceful and undisturbed possession (consistent with historical use and pursuant to the terms of the applicable lease) of, all the Real Property, in each case free and clear of all Encumbrances except for Permitted Encumbrances. Except as set forth on Section 3.14(A) of the Disclosure Schedule, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, or the exclusive right to use or occupy any of the Company’s leasehold interest in the Real Property. The Real Property is all of the real property used or held for use in, and reasonably required for, the Business as currently conducted.
          (B) Section 3.14(B) of the Disclosure Schedule contains a true, correct and complete list, in all material respects, of all Improvements owned, leased, or used by the Company, Seller or the Business on the Real Property, and all of such Improvements are in good condition and repair in all material respects (normal wear and tear excepted) and are free from material structural defects. The Company has obtained all material Licenses from any Governmental Authority having jurisdiction over any of the Real Property required for the ownership, occupancy and use of any of the Real Property by the Business as currently conducted, and any agreement, easement or other right from any other Person, necessary to permit the lawful use and operation of the Improvements and the Real Property or any driveways, roads and other means of egress and ingress to and from any of the Real Property, and each such License, agreement, easement or other right is in full force and effect, and there is no pending, or to the Knowledge of the Company or Seller, threatened proceeding which could result in the modification or cancellation thereof except, in each case, for deviations from the foregoing which would not reasonably be expected to materially impair the continued use of such Real Property for the use currently being made thereof. To the Knowledge of the Seller, no Improvement, or the operation or maintenance thereof, violates any restrictive covenant, or encroaches on any property owned or leased by any other Person, in a manner which would materially impair the continued use of any Improvement or any Real Property by the Company or the Business for the use currently being made thereof.
          (C) The Real Property and the Improvements are sufficiently supplied in all material respects with utilities and other services as reasonably necessary for the operation of such Real Property and Improvements as currently operated, including adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities.
          (D) Neither Seller nor the Company has received written notice of any special assessment relating to any Real Property or any portion thereof and, to the Knowledge of the Company and Seller, no such special assessment is pending or threatened. There are no pending or, to the Knowledge of the Company or Seller, threatened condemnation proceedings with respect to any of the Real Property or any portion thereof.

     Section 3.15 Intellectual Property Rights. Section 3.15 of the Disclosure Schedule lists each patent, registered and unregistered trademark, service mark, trade dress, logo, trade name, copyright, mask work and registration or application for any of the foregoing owned or held by the Company or licensed to the Company or otherwise held by the Company for use in the Business other than licenses for generally available off-the-shelf software. The Company owns and/or has the right to use each of the Intellectual Property Rights listed on Section 3.15 of the Disclosure Schedule. Except as set forth in Section 3.15 of the Disclosure Schedule, the Intellectual Property Rights owned or held by the Company constitute all of the material intellectual property necessary to conduct the Business in the manner presently conducted and currently proposed to be conducted. None of the Intellectual Property Rights owned or held by the Company is the subject of any pending or, to the Knowledge of the Company or Seller, threatened Action. Except as set forth in Section 3.15 of the Disclosure Schedule, the Company is the sole and exclusive owner of the Intellectual Property Rights used or held for use in the conduct of the Business and, subject to fair use and other rights under applicable Law, no other Person (i) has the right to use any such Intellectual Property Rights; or (ii) to the Knowledge of the Company and Seller, is infringing upon any Intellectual Property Rights. To the Knowledge of the Company and Seller, neither the Company’s nor the Business’s use of any Intellectual Property Rights is infringing upon or otherwise violating the rights of any other Person. No proceedings are pending or notices have been received by the Company or Seller alleging that the Company, Seller or any of their Affiliates have engaged in any activity or conduct that infringes upon, misappropriates or otherwise violates any Intellectual Property Rights of another Person.
     Section 3.16 Employee Benefit Matters.
          (A) Section 3.16(A) of the Disclosure Schedule contains a complete list of Employee Plans except for oral or written employment agreements or severance agreements with respect to any current or former employee. The Company has delivered to Purchaser a true and complete set of copies of (a) the latest IRS determination letter obtained with respect to each Employee Plan intended to be qualified or exempt under Section 401 or 501 of the Code, as applicable; and (b) all summary plan descriptions for each Employee Plan required to prepare, file and distribute summary plan descriptions.
          (B) Representations. Except as set forth in Section 3.16(B) of the Disclosure Schedule, as of Closing the Company shall not have any liabilities or obligations with respect to any Employee Plans except for contributions, premiums or other expenses accrued through the Closing in the ordinary course of business and expressly included in Estimated Net Working Capital or Final Net Working Capital. The Company shall cease being a participating employer as of Closing in the current Pension Plan and Welfare Plans maintained by Seller and/or its other Affiliates (other than the Company) and set forth on Section 3.16(B) of the Disclosure Schedule, and Purchaser agrees that any reasonable Company action to accomplish this shall not be considered a violation of any other provision of this Agreement. Except as set forth in Section 3.16(B) of the Disclosure Schedule:
               1. Pension Plans.

               (a) There are no Pension Plans subject to Title IV of ERISA or § 412 of the Code.
               (b) Each Pension Plan that is intended to be qualified under Section 401 of the Code and each related trust agreement, annuity contract or other funding instrument is qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) and, to the Knowledge of the Company and Seller, nothing has occurred and no condition exists that is likely to cause the loss of such qualified status.
               (c) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument has been and is in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including ERISA and the Code.
               2. Multiemployer Plans. There are no Multiemployer Plans, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to, participated or agreed to participate in a Multiemployer Plan.
               3. Welfare Plans.
               (a) Each Welfare Plan has been maintained, and currently is, in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including ERISA and the Code.
               (b) No Welfare Plan provides for retiree life and medical benefits coverage to active or retired directors, consultants or employees of the Company, except as required by Part 6 of title I, Subtitle B of ERISA and Section 4980B of the Code.
               (c) Each Welfare Plan which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in material compliance with the provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.
               4. Benefit Arrangements. Each Benefit Arrangement is in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including the Code.
               5. Unpaid Contributions. The Company or an ERISA Affiliate has made all required contributions with respect to current or former employees of the Company under each Employee Plan for all prior periods or proper accruals have been made and are reflected on the appropriate balance sheet and books and records of the Company.

               6. No Acceleration or Creation of Rights. Except as set forth in Section 5.11(C), neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Company nor the consummation of the transactions contemplated hereby or thereby (either alone or contingent upon the occurrence of any additional or subsequent events) will result in the acceleration or creation of any rights of any current or former employee, consultant or director of the Company to benefits under any Employee Plan (including the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement or the right to receive any transaction bonus or other similar payment).
     Section 3.17 Labor Matters. Section 3.17 of the Disclosure Schedule sets forth a true and correct list of (i) all collective bargaining agreements to which the Company is a party or otherwise binding upon the Business and (ii) all written employment or severance agreements to which the Company is a party or otherwise binding upon the Business with respect to any employee or former employee and which may not be terminated at will, or by giving notice of thirty (30) days or less, without cost or penalty. The Company has not engaged in any unfair labor practice and there are no complaints against the Company pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of the Company or the Business. There are (and during the past five (5) years there have been) no representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes pending or, to the Knowledge of the Company or Seller, threatened with respect to the current or former employees of the Company or the Business, and neither the Company nor the Business has experienced any attempt by organized labor to cause the Company or the Business to comply with or conform to demands of organized labor relating to its employees. The Company and the Business have complied in all material respects with all laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings (hereinafter collectively referred to as the “Employment Laws”). Neither the Company nor the Business is currently liable for the payment of material Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Employment Laws.
     Section 3.18 Environmental Matters. Except as disclosed in Section 3.18 of the Disclosure Schedule:
          (A) (i) The Company and the Business, including the methods and means employed in the operation thereof, are and at all times have been in compliance in all material respects with, and have no material liability under, any and all applicable Environmental Laws; (ii) the Inventory that is, and has been, distributed, sold, stored, transferred or used by the Company is in compliance in all material respects with Environmental Law; (iii) the Company and the Business are in compliance in all material respects with all of the applicable Licenses issued under Environmental Laws; and (iv) all instances of past material noncompliance have been cured, settled, and resolved in all material respects.
          (B) All material Licenses required under Environmental Laws to have been obtained as of the date hereof by or on behalf of the Company or, to the Knowledge of the Company or Seller, by or on behalf of any other Person, for the ownership and operation of the Business, the Facilities have been obtained, and remain in full force and effect, and there are no pending judicial or regulatory proceedings by any Governmental Authority that could reasonably be expected to result in the termination, revocation, non-renewal or adverse modification of any such License.
          (C) The Company has not received (i) any written request from a Governmental Authority or other third-party for information, or been notified in writing that it is a potentially responsible party, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof, or the Closing Date, as applicable (“CERCLA”), or (ii) any written notice from a Governmental Authority or any other third-party of any violation or alleged violation of any Environmental Law.
          (D) There are no pending or, to the Knowledge of the Company or Seller, threatened Actions, Governmental Orders or Environmental Claims to which the Company is a party or otherwise related to the Business, or for which the Company has or may have retained or assumed liability either contractually or by operation of Law, including any such Actions, Governmental Orders or Environmental Claims relating to (i) compliance of, with, or liability pursuant to any Environmental Laws or (ii) any Release or Handling of Substances.
          (E) The Facility is neither listed or, to the Knowledge of the Company or Seller, proposed for listing on the “National Priorities List” under CERCLA, or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency, as updated through the Closing Date, or any similar state list of sites requiring investigation or cleanup.
          (F) To the Knowledge of the Company or Seller, there has been no Release of any Substance on or under any Facility in an amount and of a nature which has resulted in a violation of Environmental Law, material liability or an Environmental Claim with respect to the Company or the Business.
          (G) The Company has not Handled any Substances, or Released any Substance in reportable quantities from, on or under any Facility or related to the Business except (i) in compliance with applicable Environmental Laws, and (ii) in a manner that has not resulted in and is not reasonably likely to result in an Environmental Claim or require remediation under any Environmental Law.
          (H) The Company is not, and, with respect to the Business, neither Seller nor any of its Affiliates are, party to any Contract pursuant to which it is obligated to indemnify any other Person with respect to, or be responsible for any Environmental Claim or violations, obligations or liabilities pursuant to, or in violation of, Environmental Law.

          (I) The Company and Seller have provided Purchaser with true and correct copies of all environmental assessment reports (including any Phase I or Phase II reports) and any other environmental reports, analyses or studies in the possession of the Company or Seller relating to any Facility, the Business, any liability for the Company pursuant to Environmental Law or any Handling of Substances.
     Section 3.19 Tax Matters.
          Except as set forth on Section 3.19 of the Disclosure Schedule:
          (A) All Tax Returns required to be filed with respect to the Company, the Assets and the income and operations of the Business have been timely filed with the appropriate Tax authorities. Such Tax Returns are true, complete, and correct in all material respects as they relate to the Company, the Assets and the income and operations of the Business.
          (B) All Taxes payable with respect to the Company, the Assets and the income and operations of the Business in respect of (i) any taxable periods that end on or before the Closing Date and (ii) any taxable period that begins on or before the Closing Date and ends after the Closing Date, to the extent that such Taxes are attributable under the terms of Section 8.01(C) to the portion of such period ending on the Closing Date (the “Pre-Closing Partial Period”) have been duly paid in full, other than Taxes for which a reserve has been or will be established on the Closing Balance Sheet and which reserve is reflected in the calculation of Final Net Working Capital (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income, and reduced to give effect to the to the Transaction State Tax Benefits).
          (C) There is no audit or other matter in controversy with respect to any Taxes due and owing insofar as any such matter pertains to the Company, the Assets or the income and operations of the Business, and there is no Tax deficiency or claim assessed or, to the Knowledge of the Company or Seller, proposed or threatened (whether orally or in writing) insofar as any such deficiency or claim pertains to the Company, the Assets or the income and operations of the Business, other than in respect of any such audits, controversies, deficiencies, assessments, or proposed assessments that are being contested in good faith, for which adequate reserves have been or will be established on the Closing Balance Sheet and which reserve is reflected in the calculation of Final Net Working Capital (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income and Tax income, and reduced to give effect to the to the Transaction State Tax Benefits) and which is set forth on Section 3.19 of the Disclosure Schedule.
          (D) All Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party in respect of the Company, the Assets or the income and operations of the Business have been withheld, and such withheld Taxes have either been duly paid to the proper Governmental Authority or set aside in accounts for such purpose.
          (E) Neither the Company nor Seller (together with the Company, hereinafter sometimes referred to as the “Taxpayers”) has waived any statutory period of limitations for the assessment of any Taxes relating to the Company, the Assets or the income or operations of the Business, or agreed to any extension of time with respect to a Tax assessment or deficiency relating to the Company, the Assets or the income or operations of the Business, other than in the case of any such waivers or extensions in respect of an assessment or deficiency of Tax the liability for which has been satisfied or settled. The Company has no liability for the Taxes of any other person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, successor, by contract or otherwise.
          (F) No claim has ever been made in writing by an authority in a jurisdiction where a Taxpayer does not file Tax Returns that either the Company (or Seller insofar as any Tax Returns pertain to the Assets or the income and operations of the Business) is or may be subject to taxation by that jurisdiction. The Company (or Seller insofar as it pertains to the Assets or the income and operations of the Business) does not have a permanent establishment in any country where it has not filed income Tax Returns.
          (G) None of the Assets (i) is required to be treated as being owned by any other Person pursuant to the so-called safe harbor lease provisions of former Code Section 168(f)(8), (ii) secures any debt the interest on which is tax-exempt under Code Section 103(a), (iii) is tax-exempt use property within the meaning of Code Section 168(h) or (iv) is leased pursuant to a section 467 rental agreement within the meaning of Code Section 467.
          (H) Neither the Company, nor Seller insofar as its income taxes are affected by the Assets or the income and operations of the Business, has agreed to or is required to make any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method initiated by either Taxpayer, and none of the Taxpayers has Knowledge that the IRS has proposed any such adjustment or change in accounting method.
          (I) None of the Taxpayers has any obligation under any Tax allocation or sharing agreement (insofar as such agreement in the case of Seller relates to Taxes arising out of or in connection with the Assets or the income and operations of the Business), and after the Closing Date, the Company shall not be a party to, be bound by or have any obligation under any such Tax allocation or sharing agreement or have any liability thereunder for Taxes due in respect of periods prior to and including the Closing Date.
          (J) Seller is not a foreign person within the meaning of Section 1445 of the Code.
          (K) There are no liens or encumbrances related to Taxes on the Stock or any of the Assets, other than for current Taxes not yet due and payable.
          (L) The Company has not participated in a “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b).
          (M) Seller has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code for federal income Tax purposes and for applicable state and local income and franchise Tax purposes at all times since its inception, and Seller has been an S corporation for the aforesaid purposes up to and including the Closing Date. The Company has been and will be a “qualified subchapter S subsidiary” within the meaning of Section

1361(b)(3)(B) of the Code for federal income Tax purposes and for applicable state and local income and franchise Tax purposes at all times since its inception, and the Company has been and will be a “qualified subchapter S subsidiary” for the aforesaid purposes up to and including the Closing Date.
          (N) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement or agreements that, individually or collectively, provide for the payment by the Company of any amount (i) that may not be deductible under Code Section 280G or (ii) that may be an “excess parachute payment” under Code Section 280G.
     Section 3.20 Insurance.
          (A) Section 3.20 of the Disclosure Schedule contains an accurate and complete description of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by the Company or Seller or any of its Affiliates (or any other Person) for the benefit of the Company or the current or historical operation of the Business. True, correct and complete copies of such insurance policies have been made available to Purchaser.
          (B) All policies listed on Section 3.20 of the Disclosure Schedule (i) are valid, outstanding, and enforceable policies, (ii) provide adequate insurance coverage for the Assets and the operations of the Business, as applicable, for all material risks normally insured against by a Person or entity owning assets similar to the Assets and the assets of the Business or carrying on a business similar to the Business and (iii) will not terminate or lapse by reason of the transactions contemplated by this Agreement.
          (C) Neither the Company nor Seller has received (i) any notice of cancellation of any policy listed on Section 3.20 of the Disclosure Schedule or refusal of coverage thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.
     Section 3.21 Customers, Distributors and Suppliers.
          (A) Section 3.21(A) of the Disclosure Schedule sets forth a complete and accurate list of the names of the Business’ (i) ten (10) largest customers (based on sales) for each of the fiscal years ended December 31, 2005 and 2006 and for the period beginning January 1, 2007 and ending as of the date of this Agreement, showing the approximate aggregate total sales in dollars by the Business to each such customer during each such period; and (ii) five (5) largest suppliers (based on dollar value of supplies) for each of the fiscal years ended December 31, 2005 and 2006 and for the period beginning January 1, 2007 and ending as of the date of this Agreement, showing the approximate aggregate total purchases in dollars by the Business from each such supplier during each such period.
          (B) Except as set forth on Section 3.21(B) of the Disclosure Schedule, as of the date of this Agreement, none of the Company, Seller or any of their Affiliates has received any written or, to the Knowledge of the Company or Seller, verbal communication from any customer or supplier named on Section 3.21(A) of the Disclosure Schedule of any intention or threat to terminate or materially reduce purchases from or supplies to the Company and, to the actual knowledge (without due inquiry) of each of the individuals listed in Section 1.01(a) of the Disclosure Schedule, no such action is being considered.
     Section 3.22 Affiliate Transactions. Except as set forth on Section 3.22 of the Disclosure Schedule, no officer, director, stockholder or Affiliate of the Company or Seller or, to the Knowledge of the Company or Seller, any Person in which any such Person owns a greater than 10% beneficial interest is, or at any time has been, a party to any Contract or transaction with the Company or the Business or has a material interest in any material property used or held for use by the Company or the Business (any such Contract, transaction or interest, a “Related Party Transaction”).
     Section 3.23 Accounts Receivable. Except as otherwise provided for in the Company’s reserve for uncollectible accounts receivable expressly included in Estimated Net Working Capital, all accounts receivable and other debts due or recorded in the records and books of account of the Business as being due to the Business (i) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, (ii) are good and collectible in full in the ordinary course of business and (iii) are not subject to any counterclaim or set-off. Since December 31, 2006, the Business has not made any change in its credit policies, nor has it materially deviated therefrom.
     Section 3.24 Inventory. Except for any reserve for obsolete or unsalable Inventory on the December 31, 2006 Balance Sheet or accrued on the Closing Balance Sheet, each item of Inventory reflected thereon (i) was owned by the Company free and clear of all Encumbrances, except for Permitted Encumbrances and purchase money liens arising from accounts payable reflected on such financial statements, (ii) existed as of the date of such financial statements in salable condition, and (iii) had a book value as reflected on such financial statements equal to the lesser of the Company’s actual cost of purchasing such item of Inventory and the fair market value for such item of Inventory as of the date of such financial statements, provided however, the cost of Inventory does not include the cost of labor and overhead.
     Section 3.25 Brokers. Except as set forth on Section 3.25 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or Seller. Seller shall be solely responsible for any fees, commissions or similar payments described on Section 3.25 of the Disclosure Schedule.
     Section 3.26 Full Disclosure. No representation or warranty made by the Company or Seller in this Agreement, nor any document, exhibit, statement, certificate or schedule attached to the Agreement or delivered by the Company or Seller at the Closing to Purchaser in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statement contained herein not misleading.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Except with respect to each Section in this Article 4 for such disclosures as are set forth in the section of the Disclosure Schedule corresponding to such Section in this Article 4, Purchaser hereby represents and warrants to Seller and the Company as of the date hereof and as of the Closing Date as follows:
     Section 4.01 Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Purchaser, with no other action on the part of Purchaser being necessary therefor. This Agreement and each Ancillary Agreement to which Purchaser is a party has been (or with respect to any Ancillary Agreements to be executed at the Closing, will be) duly and validly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by the other parties thereto) constitutes or will, upon execution, constitute a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity.
     Section 4.02 No Conflict.
          The execution and delivery by Purchaser of this Agreement and any Ancillary Agreements to which Purchaser is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, except in each case as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or by any Ancillary Agreement to which Purchaser is a party:
          (A) conflict with or result in a violation or breach of any of the provisions of the certificate of incorporation, by-laws or other governing documents of Purchaser;
          (B) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 4.03 of the Disclosure Schedule, conflict with or result in a material violation or breach of any Law or Governmental Order applicable to Purchaser, or any of its assets or properties (other than such conflicts, violations or breaches as would occur solely as a result of the identity or the legal or regulatory status of Seller, the Company or any of their Affiliates); or

          (C) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, or (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any contract to which Purchaser is a party or by which any of its assets and properties is bound.
     Section 4.03 Consents and Governmental Approvals. No consent, waiver, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to any Governmental Authority, or any other Person on the part of Purchaser is required to be made or obtained in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, approvals or authorizations as have been obtained by Purchaser prior to the date hereof, (ii) where the failure to obtain any such consent, waiver, approval, authorization, license, order or permit of, or take any other such action, would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or by any Ancillary Agreement to which Purchaser is a party, or (iii) as set forth on Section 4.03 of the Disclosure Schedule.
     Section 4.04 Absence of Litigation. There are no Governmental Orders outstanding and no Actions pending, or to the Knowledge of Purchaser, threatened against, relating or affecting Purchaser or any of its assets or properties that would reasonably be expected, individually or in the aggregate, to materially and adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or by any Ancillary Agreement to which Purchaser is a party.
     Section 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which Seller or, prior to the Closing, the Company shall have any obligations in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.
ARTICLE 5.
ADDITIONAL AGREEMENTS
     Section 5.01 Conduct of Business Prior to the Closing.
          (A) Between the date of this Agreement and the Closing Date, the Company, Seller and their Affiliates, as applicable, shall conduct the Business in the ordinary course and consistent with past practice. Without limiting the foregoing, except (i) for such actions as are expressly contemplated by this Agreement or (ii) as described in Section 5.01 of the Disclosure Schedule, without the prior written consent of Purchaser, none of Seller, the Company or any such Affiliate shall:
               1. except as required by law or GAAP, change any of the Company’s or the Business’s accounting or financial reporting methods, principles or practices;
               2. make any material Tax election, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or take any similar action or omit to take any action relating to the filing of any Tax Return or the payment of any Tax if such action or omission described herein (including any action similar to an action described herein) would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company or the Business;
               3. revoke Seller’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362 or take or allow any action that would result in the termination of Seller’s status as an S corporation within the meaning of Code Sections 1361 and 1362;
               4. revoke Seller’s election to have the Company treated as a “qualified subchapter S subsidiary” within the meaning of Code Sections 1361(b)(3)(B) or take or allow any action that would result in the termination of Company’s status as a “qualified subchapter S subsidiary” within the meaning of Code Sections 1361(b)(3)(B) (for the avoidance of doubt, other than as a result of Purchaser’s purchase of Stock as contemplated in this Agreement);
               5. revalue any of the Assets or assets of the Business, including writing off receivables or reserves, other than as required by GAAP, applied consistently with past practice, or applicable Law;
               6. establish, or increase the benefits payable or to be provided under, any Employee Plan or establish any new bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other plan, program or arrangement for current or former employees, consultants or directors of the Company or the Business, or otherwise increase the compensation payable or to become payable to any current or former employees, consultants or directors of the Company or the Business, except as may be required by Law;
               7. enter into any employment or severance agreement with any current or former employees, consultants or directors of the Company or the Business or modify or terminate any Employee Plan, except as contemplated by Section 5.10;
               8. (i) make, pay or declare any dividend or distribution, other than Permitted Distributions, with respect to the Stock or any other Equity Securities of the Company; (ii) redeem or repurchase any of the Stock or any other Equity Securities of or owned by the Company; or (iii) issue or grant any Equity Securities or rights (including options) to acquire any Equity Securities of the Company;
               9. change or amend the articles of incorporation, code of regulations or other charter document of the Company;
               10. extend, materially modify, terminate or renew any Material Contract, or enter into any Contract which would have been required to be listed on Section 3.12 of the Disclosure Schedule if such Contract were in effect as of the date hereof;

               11. sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any Assets or any other assets of the Business or any interests therein, except for sales of inventory in the ordinary course of business consistent with past practice;
               12. permit the Company to acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of, any Person or any other business organization or division thereof;
               13. fail to expend funds for capital expenditures or commitments in accordance with customary practices of the Business;
               14. fail to maintain the material Assets of the Company or the material assets of the Business in substantially their current state of repair, excepting normal wear and tear and obsolescence, or fail to replace, consistent with past practice, inoperable, worn-out or obsolete or destroyed Assets or assets of the Business;
               15. permit the Company to make any material loans or advances to any Person, or, except for expenses incurred in the ordinary course of business consistent with past practice, to any employee of the Company or the Business;
               16. permit the Company to incur, assume or guarantee any Indebtedness for borrowed money;
               17. collect accounts receivable and pay accounts payable of the Company other than in the ordinary course of business consistent with past practice;
               18. adopt a plan of complete or partial liquidation or undertake a dissolution of the Company or Seller;
               19. engage in any other transaction involving the Company, the Business or any material Asset or asset of the Business other than in the ordinary course of business consistent with past practice, except as is otherwise expressly contemplated by this Agreement;
               20. intentionally do any other act that would reasonably be expected to cause (x) any representation or warranty of the Company or Seller in this Agreement not qualified by materiality, Material Adverse Effect, Material Adverse Change or a specified quantitative threshold to become untrue in any material respect, (y) any representation or warranty of the Company or Seller in this Agreement that is qualified by materiality, Material Adverse Effect, Material Adverse Change or a specified quantitative threshold to become untrue in any respect, or (z) any condition set forth in Article 6 not to be satisfied; or
               21. enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.
          (B) Seller and the Company agree that, prior to the Closing, they shall use their commercially reasonable efforts to preserve substantially intact the business organization of the Business, keep available to Purchaser the services of the key Personnel of the Company and the Business, and preserve the current relationships of the Business with the material customers and suppliers of, and other Persons that have significant business relationships with, the Business.
     Section 5.02 Access to Information.
          (A) From the date of this Agreement until the Closing, upon reasonable notice, the Company and Seller shall, and shall cause the directors, officers, employees, auditors and agents of the Company, to, (i) afford the directors, officers, employees, agents and representatives of Purchaser reasonable access, during normal business hours, to the offices, Facilities and Books and Records of the Company and the Business for any reasonable business purpose, (ii) furnish to the directors, officers, employees, agents and representatives of Purchaser such additional financial and operating data and other information regarding the Assets, Facilities, goodwill and business of the Company or the Business (including the work papers prepared by (a) the Company in connection with the Financial Statements or which are relevant to the Closing Balance Sheet and (b) its independent auditor in connection with such auditor’s review of any financial statements of the Company) and (iii) make available to Purchaser, the employees, officers and directors of the Company as Purchaser may from time to time reasonably request in order to assist Purchaser in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated hereby; provided, however, that Purchaser shall not unreasonably interfere with the Business or operations of the Company.
          (B) From the date of this Agreement until the Closing, Seller and the Company shall permit Purchaser or its representatives to contact such customers and suppliers of the Company as Purchaser may reasonably request to conduct reasonable due diligence on the Company’s business relations with such customers and suppliers.
          (C) Purchaser shall have the right, at its sole cost and expense, to (i) conduct tests of the soil, surface or subsurface waters, and air quality at, in, on, beneath or about the Real Property, and such other procedures as may be deemed appropriate by Purchaser, (ii) inspect records, reports, permits, applications, monitoring results, studies, correspondence, data and any other information or documents relevant to environmental conditions or environmental noncompliance, and (iii) inspect all buildings and equipment at the Facilities; provided that, in each case, such tests and inspections shall be conducted only during regular business hours and in a manner which will not unreasonably interfere with the Business or operations of the Company and/or the use of, access to or egress from such Facilities.
     Section 5.03 Confidentiality. Notwithstanding any provision in the Confidentiality Agreement to the contrary, the Confidentiality Agreement shall remain in full force and effect after the date hereof until the Closing, at which time it shall terminate; provided, that Purchaser shall be entitled to share Confidential Information (as defined in the Confidentiality Agreement) with Dubai Aerospace Enterprise Ltd. (“DAE”) and its counsel, financing sources, Affiliates and advisors (which each shall be considered “Representatives” thereunder). Notwithstanding the Confidentiality Agreement, Purchaser, Seller and the Company shall each be permitted to discuss with customers and suppliers of the Business the fact that the transactions contemplated by this Agreement have or may take place, but not any details about the price or other material terms of the Agreement or the transactions contemplated hereby. If this Agreement is for any reason terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect. For a period of five (5) years from the Closing Date, Seller and its shareholders shall treat all confidential data and information relating to the Company or the Business as confidential, make commercially reasonable efforts to preserve the confidentiality thereof, not duplicate or use or disclose to any Person such information, and cause their respective employees, Affiliates and representatives who have had access to such information to keep confidential and not to use any such information (i) unless such information is now or is hereafter disclosed, through no act or omission of Seller, any such shareholder or any of their respective employees, Affiliates or representatives, in a manner making it available to the general public, or (ii) unless such information is required by Law or legal process to be disclosed in which case Purchaser shall be provided notice as soon as reasonably practicable. Purchaser shall be entitled to injunctive relief to enforce this Section 5.03 in accordance with Section 10.10 hereof.
     Section 5.04 Regulatory and Other Authorizations, Consents. Each party hereto shall use its commercially reasonable efforts to obtain all authorizations, consents (including any consents required under the terms of any Material Contract), orders and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for or as a result of its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and each party will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. In furtherance and not in limitation of the foregoing, each of Purchaser, Seller and their respective Affiliates shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and, in any event within five (5) Business Days of the date hereof. Each party shall comply, and shall cause its Affiliates to comply, with the notification and reporting requirements of the HSR Act and shall use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act. Each of Purchaser and Seller shall supply as promptly as reasonably practicable any additional information and documentary material that may be required pursuant to the HSR Act or any applicable Law, to take or cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Law as soon as reasonably practicable. Purchaser shall (and, to the extent required, shall cause its Affiliates to) substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authority. Notwithstanding the foregoing or anything set forth herein, no party’s obligations hereunder shall be deemed to require such party to divest any assets or properties held by such party or to hold any assets or properties separately as a condition of obtaining the consent of any Antitrust Authority to the transactions contemplated hereby. Each party shall promptly inform the other party of any communication from any Antitrust Authority regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Antitrust Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.
     Section 5.05 Further Action. Subject to the terms and conditions herein provided, before, at and after the Closing, each of the parties hereto covenants and agrees to use commercially reasonable efforts to deliver or cause to be delivered such documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated hereby and, in furtherance of the foregoing and subject to applicable Law (including the limitations imposed prior to the termination of the waiting period under the HSR Act), Seller agrees to cooperate with Purchaser, and take any action reasonably requested by Purchaser, with respect to the integration of the Business and the Company with Purchaser’s existing businesses and operations. Without limiting the foregoing, prior to the Closing Date (and, with respect to clause (ii) below, on and after the Closing Date), (i) to the extent any of the Books and Records, Material Contracts, other Assets or other assets of the Business are in the possession, custody or control of Seller or one of its Affiliates (other than the Company), Seller shall, at Seller’s sole cost and expense, promptly deliver (or assign, as applicable) or cause to be delivered (or assigned, as applicable) to the Company all such Books and Records, Material Contracts, Assets and assets of the Business, and (ii) Seller shall promptly deliver to the Company any mail (physical, electronic or otherwise), facsimile or other correspondence or communication received by Seller or such Affiliate to the extent related to the Business, the Assets or the Company, including any such correspondence or communication from any customer, supplier or Governmental Authority.
     Section 5.06 Notification of Certain Matters.
          (A) From time to time after the date hereof and until the Closing Date, Seller shall inform Purchaser in writing of all information, events, actions or omissions which have developed since the date of execution of this Agreement and (i) if this Agreement were signed on the Closing Date, would be required to be disclosed pursuant to this Agreement in order to make Seller’s and the Company’s representations and warranties contained herein true and not misleading, or (ii) causes or constitutes a breach of any such representation or warranty contained in Article 3, or would constitute a breach of any representation or warranty if again made at the time the fact or condition arises. The delivery of any such notice by Seller shall not absolve Seller or the Company from liability for breach of any representation or warranty which was untrue when made. With respect to any notice of a development after the date hereof, upon the delivery of an updated version of the Disclosure Schedule, Purchaser shall have the election to terminate this Agreement; provided if Purchaser elects not to terminate this Agreement, the Disclosure Schedule shall be deemed to have been amended and the representations and warranties contained in this Agreement shall be deemed to have been qualified by such disclosure. From the date hereof through the Closing, Seller shall give prompt notice to Purchaser of any material failure of Seller or the Company to comply with or satisfy any of their respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a covenant or agreement, or to satisfy any condition.
          (B) From the date hereof through the Closing, Purchaser shall give prompt notice to Seller and the Company of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause Purchaser’s representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of Purchaser to comply with or satisfy any of its covenants, conditions or agreements to be complied with or satisfied by it under this Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement, or to satisfy any condition.
          (C) The Company shall provide Purchaser with an unaudited balance sheet and the related statements of income, cash flows and changes in shareholders’ equity of the Business, prepared consistent with the Financial Statements, for each month from the date hereof through the Closing Date, within twenty (20) calendar days after the end of each such month.
     Section 5.07 Cooperation with Financing. Seller and the Company acknowledge that Purchaser may use the Financial Statements and other information regarding the Company in connection with any debt financing necessary to consummate the transactions contemplated hereby. Seller and the Company shall cooperate in a commercially reasonable manner with Purchaser prior to the Closing so that Purchaser can obtain financing for the transactions contemplated by this Agreement. The foregoing cooperation of Seller and the Company shall include (i) compiling the requisite financial information and preparing any requisite financial statements, and (ii) granting Purchaser and its accountants and lenders and their respective representatives full and complete access to the Books and Records and to Personnel knowledgeable about such Books and Records, in each case, to the extent reasonably requested by Purchaser.
     Section 5.08 Exclusivity. From the date hereof through the Closing Date or earlier termination of this Agreement pursuant to Article 9, neither Seller nor the Company shall, nor shall any of them permit its respective Affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, encourage, consider, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than Purchaser or any of its Affiliates) in furtherance of any merger, sale of assets, sale of Stock, financing or similar transactions involving the Company or the Business. Without limiting the obligations under the preceding sentence, Seller and the Company shall (i) immediately notify Purchaser (orally and in writing) if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, any information is requested with respect to the transactions contemplated hereby or any offer is made with respect to the Company, the Stock, any of the material Assets or the Business, (ii) include in such notification the terms of any such proposal or offer that it may receive with respect thereto (and provide Purchaser with a copy thereof in writing), including the identity of the soliciting party, and (iii) keep Purchaser informed with respect to the status of the foregoing.
     Section 5.09 Affiliate Transactions. Seller and the Company shall cause (i) all accounts, whether payables or receivables, between the Company, on the one hand, and any of Seller, its shareholders and its other Affiliates, on the other hand, to be paid in full or such obligations to be cancelled or terminated immediately prior to the Closing; and (ii) except as set forth in Section 5.09 of the Disclosure Schedule, all other Related Party Transactions to be terminated with no further liability or other force or effect after the Closing, except with respect to any breach by Seller or its Affiliates.
     Section 5.10 Insurance. After Closing, Seller will provide the Company with full and unrestricted access to all of the insurance policies set forth on Section 3.20 of the Disclosure Schedule with respect to any pre-Closing claims or occurrences, known or unknown, covered thereby as of the Closing Date. For the avoidance of doubt, Seller may satisfy its obligations hereunder to provide such full and unrestricted access to such policies by assigning such policies to the Company, and Seller agrees that prior to any liquidation, dissolution or other winding-up of Seller, and each other Affiliate of Seller to which any such policy may have been assigned, Seller shall assign each such policy to the Company.
     Section 5.11 Employee Plans; Employees.
          (A) Seller will pay when due, retain and be solely responsible for, all liabilities and obligations related to the Employee Plans, except for the Company’s contributions, premiums or other expenses accrued in the ordinary course of business and expressly included in Estimated Net Working Capital through the Closing, and Seller shall cause the Company to cease being a participating employer in such plans as of Closing. Purchaser agrees that any reasonable Company action to accomplish this shall not be considered a violation of any provision of this Agreement. Seller shall be responsible for the continuation coverage requirements of Code Section 4980B and Sections 601 through 608 of ERISA (“COBRA”) with respect to any “qualifying events” related to any current or former employee of the Company or the Business (and his or her spouse or dependent) occurring on or before the Closing Date; and Purchaser shall be responsible for subsequent qualifying events.
          (B) Seller will provide Purchaser with reasonable access to the employees of the Company and the Business between the date hereof and the Closing Date at the reasonable request of Purchaser. Without the prior written consent of Purchaser, Seller shall not make any announcements to any employees of the Company or the Business regarding employment, salary, wages, benefits or compensation to be provided by Purchaser or the Company following the Closing Date.
          (C) As of the Closing, each employee of the Company or the Business who is a participant in an Employee Plan that is intended to be qualified under Sections 401(a) and 401(k) of the Code (each a “Seller 401(k) Plan”) shall become fully vested in his or her account balance under such Seller 401(k) Plan.
     Section 5.12 Release of Guarantees. Purchaser and Seller shall use good faith commercially reasonable efforts to cause Seller’s guaranty of the Lease dated July 14, 2005 between Duke Realty Ohio and the Company to be released prior to or simultaneously with the Closing. Purchaser shall, if necessary to effectuate the release of Seller from such guaranty, execute a separate guaranty in favor of the Company on commercially reasonable terms to be effective from and after Closing.
     Section 5.13 License. As of and after the Closing Date, Purchaser and its Affiliates (including the Company) shall be entitled to use the names “TSS Aviation, Inc.” and “TSS Aviation” in the operation of the Business (as it may be expanded or modified over time) by Purchaser and its Affiliates.
     Section 5.14 Financing. Purchaser shall keep the Seller informed with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letter and shall give Purchaser prompt notice of any material change with respect to such Financing.

Without limiting the foregoing, Purchaser agrees to notify Seller promptly, and in any event, within two (2) Business Days, if at any time prior to the Closing Date (a) the Commitment Letter shall expire or be terminated for any reason, or (b) JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Lehman Brothers Inc. and Lehman Commercial Paper Inc. (collectively, the “Lenders”) or any agent or representative of the Lenders notifies Purchaser that such source no longer intends to provide the Financing to Purchaser on the terms set forth therein. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter or the Commitment Letter shall be terminated for any reason, Purchaser shall make good faith efforts to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions by this Agreement but only on terms and conditions satisfactory to Purchaser, in its sole discretion.
ARTICLE 6.
CONDITIONS TO CLOSING
     Section 6.01 Joint Conditions to the Obligations of each of Seller and Purchaser. The obligations of each of Seller and Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at the Closing, of each of the following conditions:
          (A) Governmental Consents. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit Purchaser, the Company and Seller to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred. Without limiting the foregoing, all waiting periods under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated; and
          (B) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law which is in effect and has the effect of making the transactions contemplated by this Agreement or any of the Ancillary Agreements illegal or otherwise prohibiting or restricting consummation of such transactions.
     Section 6.02 Conditions to Obligations of Seller. In addition to the satisfaction or waiver of each of the conditions set forth in Section 6.01, the obligations of Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at the Closing, of each of the following conditions:
          (A) Representations and Warranties, Covenants. (i) The representations and warranties of Purchaser contained in this Agreement shall be true and correct (x) in the case of representations and warranties not qualified with respect to materiality, Material Adverse Effect, Material Adverse Change or a specified quantitative threshold, in all material respects and (y) in the case of all other representations and warranties, in all respects, in each case as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing (or, in the case of representations and warranties of Purchaser which address matters only as of a particular date, as of such date); (ii) the covenants and agreements contained in this Agreement to be complied with by Purchaser at or prior to the Closing shall have been complied with in all material respects; and (iii) Seller shall have received a certificate of Purchaser as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of Purchaser;
          (B) Ancillary Agreements. Purchaser shall have executed and delivered to Seller a copy of each Ancillary Agreement;
          (C) Release. Seller shall have been released from its guaranty of the liabilities and obligations of the Company under the Lease dated July 14, 2005 between Duke Realty Ohio and the Company; and
          (D) General. The form and substance of all instruments and documents executed and delivered by Purchaser in connection with the Closing shall be reasonably acceptable to Seller, the Company and their counsel.
     Section 6.03 Conditions to Obligations of Purchaser. In addition to the satisfaction or waiver of each of the conditions set forth in Section 6.01, the obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at the Closing, of each of the following conditions:
          (A) Representations and Warranties; Covenants. (i) The representations and warranties of each of Seller and the Company contained in this Agreement shall be true and correct (x) in the case of representations and warranties not qualified with respect to materiality, Material Adverse Effect, Material Adverse Change or a specified quantitative threshold, in all material respects and (y) in the case of all other representations and warranties, in all respects, in each case as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing (or, in the case of representations and warranties of the Company or Seller which address matters only as of a particular date, as of such date); (ii) the covenants and agreements contained in this Agreement to be complied with by Seller and the Company at or prior to the Closing shall have been complied with in all material respects; and (iii) Purchaser shall have received a certificate from each of Seller and the Company as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of each of Seller and the Company, as applicable;
          (B) Third Party Consents. The consents, approvals, permissions, agreements or acknowledgments or notices listed on Section 6.03(B) of the Disclosure Schedule shall have been obtained or made, and Purchaser shall have received reasonably acceptable written evidence thereof;
          (C) Release of Encumbrances. All Encumbrances (other than Permitted Encumbrances) as to which any of the Assets or assets of the Business are subject shall have been released and Seller shall have delivered to Purchaser such duly and validly executed agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Purchaser, as may be reasonably requested by Purchaser to evidence the release of such Encumbrances;

          (D) Legal Opinion. The Company shall have delivered to Purchaser the opinion of counsel to the Company and Seller, in the form of Exhibit C hereto;
          (E) Ancillary Agreements. Seller shall have executed (other than the Employment Agreement which shall have been executed by Scott Nichols) and delivered to Purchaser a copy of each Ancillary Agreement;
          (F) Resignation of Officers and Directors. Except as set forth on Section 6.03(F) of the Disclosure Schedule, each officer and director of the Company shall have resigned from such positions, effective as of the Closing;
          (G) FIRPTA Certificate. Seller shall deliver, or cause to be delivered, to Purchaser an executed affidavit, dated not more than thirty (30) days prior to the Closing Date, in accordance with Code Section 1445(b)(2) and Treasury Regulation section 1.1445-2(b), which statement certifies that Seller is not a foreign person and sets forth Seller’s name, taxpayer identification number and address;
          (H) Material Adverse Change. Between the date hereof and the Closing Date, there shall not have occurred any event, effect, development or change that, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Change or Material Adverse Effect;
          (I) Financing. Purchaser shall have obtained debt financing in an aggregate principal amount of not less than $65,000,000 (the “Financing”) on the terms and conditions set forth in the commitment letter (the “Commitment Letter”) from the Lenders, a copy of which has been delivered to Seller as of the date of this Agreement; and
          (J) General. The form and substance of all instruments and documents executed and delivered in connection with the Closing shall be reasonably acceptable to Purchaser and its counsel.
ARTICLE 7.
INDEMNIFICATION
     Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.01 (Organization), 3.02 (Authorization), 3.03 (Capitalization of the Company), 3.04 (Subsidiaries), 3.16 (Employee Benefit Matters), 3.18 (Environmental Matters), 3.19 (Tax Matters) (other than 3.19(M)) and 3.25 (Brokers) shall survive for a period ending ninety (90) days after the expiration of the applicable statute of limitations, (ii) the representations and warranties in Section 3.19(M) shall survive for a period of ten (10) years after the Closing Date, (iii) the covenants and agreements of the parties in this Agreement shall remain in full force and effect for such periods specified in the respective Sections or Articles or, if no such period is specified, shall survive for a period of five (5) years after the Closing Date; provided, however, that the covenants and agreements of the parties set forth in Sections 5.05, 5.10, 5.11(A), 5.13 and 10.01 and in Articles 7 (to the extent applicable to the other sections referenced in this proviso) and 8 shall survive indefinitely and (iv) any indemnification obligation of Seller for Pre-Closing Environmental Matters shall survive for a period of five (5) years after the Closing Date.
     Section 7.02 Indemnification.
          (A) Seller Indemnification. Subject to the provisions of this Section 7.02, Seller shall indemnify, defend and hold harmless Purchaser, its Affiliates (including, following the Closing, the Company), and their respective stockholders, members, managers, partners, officers, directors, employees, agents and representatives (the “Purchaser Indemnified Parties”) from and against any and all Losses, whether or not involving any third party claims, arising out of, resulting from or relating to (i) any breach, inaccuracy or failure to be true of any representation or warranty of Seller or the Company contained in Article 3 or set forth in an officer’s certificate delivered by the Company or Seller pursuant to Article 6 (in the case of each officer’s certificate, without regard to any qualifier therein with respect to materiality, Material Adverse Effect, Material Adverse Change or a specified quantitative threshold), (ii) any breach of any covenant or agreement of Seller or the Company contained herein, (iii) any Pre-Closing Environmental Matters; (iv) any Taxes of Seller or Company and Taxes arising out of or in connection with the Assets or operations of the Business, in each case with respect to any taxable period or portion thereof ending on or before the Closing Date (or for any taxable period beginning on or before and ending after the Closing Date, to the extent allocable (as determined in Section 8.01(C)) to the portion of such period beginning on or before and ending on and including the Closing Date), except to the extent that such Taxes are reflected in the reserve for current Tax liability (other than any reserve for deferred Taxes established to reflect timing difference between book and Tax income, and reduced to give effect to the to the Transaction State Tax Benefits) in the current liabilities shown on the face of the Closing Balance Sheet and included in the calculation of Final Net Working Capital; and (v) Transfer Taxes required to be borne by Seller pursuant to Section 8.02.
          (B) Purchaser Indemnification. Subject to the provisions of this Section 7.02, Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates (other than, following the Closing, the Company), and their respective shareholders, members, managers, partners, officers, directors, employees, agents and representatives (the “Seller Indemnified Parties”) from and against any and all Losses, whether or not involving any third party claim, arising out of, resulting from or relating to (i) any breach, inaccuracy or failure to be true of any representation or warranty of Purchaser contained in Article 4 or any officer’s certificate delivered by Purchaser pursuant to Article 6 (in each case without regard to any qualifier therein with respect to materiality, Material Adverse Effect, Material Adverse Change or a specified quantitative threshold) or (ii) any breach of any covenant or agreement of Purchaser contained herein.
          (C) Claim Procedure. If a claim for Losses (a “Claim”) is to be made by an indemnified party, such indemnified party shall give written notice (a “Claim Notice”) to (i) Seller, in the case of indemnification pursuant to Section 7.02(A), and (ii) Purchaser, in the case of indemnification pursuant to Section 7.02(B) (the recipient of such notice referred to below as the “indemnifying party”), in either case promptly after such indemnified party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Section 7.02. If any lawsuit or other action is filed or instituted against any indemnified party with respect to a matter subject to indemnity hereunder, including any pending or threatened Tax audit or assessment for which the indemnified party may have liability pursuant to this Agreement (a “Tax Claim”), notice thereof (a “Third Party Notice”) shall be given to the indemnifying party as promptly as reasonably practicable. The failure of any indemnified party to give timely notice hereunder shall not affect such indemnified party’s rights to indemnification hereunder, except to the extent such delay or failure materially prejudices the indemnifying party’s ability to defend such Claim or mitigate any Losses resulting therefrom. After receipt of a Third Party Notice, the indemnifying party shall have the right by providing written notice acknowledging such indemnifying party’s obligation to indemnify the indemnified party (subject to the limitations contained in this Agreement) to (i) take control of the defense and investigation of such lawsuit or action, (ii) employ and engage attorneys of its own choice (subject to the approval of the indemnified party, such approval not to be unreasonably withheld) to handle and defend the same, at the indemnifying party’s sole cost, risk and expense, and (iii) compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld; provided, that such consent will not be required if such settlement includes an unconditional release of the indemnified party and otherwise provides solely for payment of monetary damages for which the indemnified party will be indemnified in full. In determining whether consent is unreasonably withheld or conditioned with respect to any proposed settlement by either party under this subsection, the merits of the matters at issue shall be considered (and thus it shall not be reasonable for a party to withhold consent if, for example, the merits clearly favor the settlement position for which consent is requested), as well as the relative amount of Losses at issue. The indemnified party shall, at the expense of the indemnifying party, cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; and the indemnified party may, at its sole cost and expense, further participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom, with such participation including with respect to any Tax Claim, the indemnified party having an opportunity to comment on any written materials prepared in connection with such Tax Claim and attending any proceedings, conferences and meetings with representatives of any Governmental Authority relating to any such Tax Claim; provided, however, that the indemnifying party shall bear the reasonable fees, costs and expenses of one separate counsel for the indemnified party in each jurisdiction (and shall pay such fees, costs and expenses at least quarterly) if, but only if, the indemnified party shall have reasonably concluded that (x) there may be a conflict of interest (including one or more legal defenses or counterclaims available to it or to other indemnified parties which are different from or additional to those available to the indemnifying party) that would make it inappropriate in the reasonable judgment of the indemnified party (upon and in conformity with the advice of counsel) for the same counsel to represent both the indemnified party and the indemnifying party or (y) the claim seeks non-monetary relief which, if granted, could adversely affect the indemnified party or its Affiliates. If the indemnifying party fails to assume the defense of such claim within thirty (30) days after receipt of the Third Party Notice (or such earlier date, if the failure to assume the defense on such earlier date would materially impair the ability of such indemnified party to defend such claim), the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim (the costs and expenses of which defense shall be paid by the indemnifying party) and the indemnifying party shall have the right to participate therein at its own cost; provided, however, that, prior to the time that the indemnifying party assumes the defense hereunder, the indemnified party may take such actions as are necessary so that its ability to defend such claim is not materially impaired.
          (D) Limitations on Indemnification Obligations of Seller. Notwithstanding the foregoing, (i) no Purchaser Indemnified Party shall be entitled to indemnification pursuant to Section 7.02(A)(i) for any Losses unless and until the amount of all Losses for which all Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 7.02(A)(i) exceeds $300,000 (the “Basket Amount”), at which time the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to Section 7.02(A)(i) for all Losses sustained by such Purchaser Indemnified Parties (including all Losses incurred prior to exceeding the Basket Amount), and (ii) in no event shall the aggregate amount of Losses for which the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to Section 7.02(A)(i) exceed the amount of Indemnity Escrow Funds (the “Indemnification Cap”); provided, however, the foregoing limitations shall not apply to Losses attributable to a breach, inaccuracy or failure to be true of any representation or warranty set forth in Sections 3.01 (Organization), 3.02 (Authorization), 3.03 (Capitalization of the Company), 3.04 (Subsidiaries), 3.18 (Environmental) or 3.19 (Taxes). Notwithstanding the foregoing in no event shall the aggregate amount of Losses for which the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to this Agreement exceed $10,000,000.
          (E) Limitations on Indemnification Obligations of Purchaser. Notwithstanding the foregoing, (i) no Seller Indemnified Party shall be entitled to indemnification pursuant to Section 7.02(B) for any Losses unless and until the amount of all Losses for which all Seller Indemnified Parties are entitled to indemnification pursuant to Section 7.02(B)(i) exceeds the Basket Amount, at which time the Seller Indemnified Parties shall be entitled to indemnification pursuant to Section 7.02(B) for all Losses sustained by such Seller Indemnified Party (including all Losses incurred prior to exceeding the Basket Amount), and (ii) in no event shall the aggregate amount of Losses for which the Seller Indemnified Parties shall be entitled to indemnification pursuant to Section 7.02(B) exceed the Indemnification Cap; provided, however, the foregoing limitations shall not apply to Losses attributable to a breach, inaccuracy or failure to be true of any representation or warranty set forth in Section 4.01 (Organization and Authority of Purchaser).
          (F) Determination of Losses. The parties shall make appropriate adjustments for (i) insurance coverage in determining Losses for purposes of this Article 7, and an indemnified party shall be entitled to indemnification pursuant to this Article 7 only with respect to the amount of Losses that are in excess of the cash proceeds actually received by the indemnified party (after deducting reasonable costs and expenses incurred in connection with recovery of such proceeds) pursuant to such insurance, and (ii) tax benefits actually realized by the indemnified party in the year in which the applicable Loss is incurred in the form of a reduction in cash Taxes paid by such party, resulting from the event that gives rise to the Loss.
          (G) Survival. Notwithstanding any provision hereof to the contrary, no Claim may be asserted for the breach of any representation, warranty, covenant or agreement contained herein after the expiration of the survival period applicable to such representation, warranty, covenant or agreement, as specified in Section 7.01; provided, that neither Section 7.01 nor this Section 7.02(G) shall limit the ability of any indemnified party to recover for any Claim relating to the breach of any representation, warranty, covenant or agreement asserted prior to the expiration of the survival period applicable to such representation, warranty, covenant and agreement.
          (H) Waiver and Release by Seller. From and after the Closing Date, Seller shall have no right of contribution or indemnification against the Company and shall otherwise hold the Company harmless for any amounts paid or payable to any Purchaser Indemnified Party as a result of any Claim arising from or relating to a breach by the Company of any of its representations, warranties, covenants or other agreements contained herein or any Pre-Closing Environmental Matter. Effective as of the Closing, Seller, on behalf of itself, its shareholders and each of its and their past, present and future Affiliates, beneficiaries, successors and assigns (“Related Persons”), hereby releases and forever discharges the Company and each of its past, present and future Affiliates, subsidiaries, shareholders, successors and assigns, and their respective managers, officers, directors and employees (each individually, a “Releasee” and collectively, “Releasees”), from any and all claims, demands, proceedings, causes of action, court orders, obligations, contracts, agreements (express or implied), debts and liabilities under or relating to the Assets, the Stock, the Business, the Company or its predecessors in interest (including any liability or obligation arising under or pursuant to any employment agreement or other compensation arrangement) whether known or unknown, suspected or unsuspected, both at law and in equity, which Seller or any of its Related Persons now has, has ever had or hereafter has against the respective Releasees as a result of any act, circumstance, occurrence, transaction, event or omission on or prior to the Closing Date. Notwithstanding the foregoing, Seller does not release, and this Section 7.02(H) shall not be deemed to affect, any claim of Seller or its Related Persons or any obligation of Purchaser pursuant to this Agreement or the Ancillary Agreements (including any obligation of Purchaser, if any, to pay any Increase Amount and any claim against Purchaser for indemnification pursuant to Section 7.02 of this Agreement).
          (I) Access to Escrow. From and after the Closing, Purchaser shall be entitled to payment from the Indemnity Escrow Funds pursuant to the Escrow Agreement for all Losses for which Purchaser or any other Purchaser Indemnified Party is entitled under Section 2.05, this Section 7.02 or Article 8; provided, that such recourse shall be the sole and exclusive remedy of Purchaser and the other Purchaser Indemnified Parties for damages under Section 7.02(A) other than (i) with respect to a breach, inaccuracy or failure to be true of any representation or warranty set forth in Sections 3.01 (Organization), 3.02 (Authorization), 3.03 (Capitalization of the Company), 3.04 (Subsidiaries), 3.18 (Environmental) or 3.19 (Taxes) or (ii) for actual fraud.
          (J) Release of Escrow. (i) On the eighteen (18) month anniversary of the Closing Date, Seller shall be entitled to a one time disbursement from the Escrow Account (as defined in the Escrow Agreement) of the amount of Indemnity Escrow Funds, if any, in excess of an amount equal to the sum of (a) $2,000,000 (plus any interest or other income earned thereon to the extent not otherwise distributed in accordance with the Escrow Agreement) plus (b) the aggregate amount of any claims for payment from the Indemnity Escrow Funds that remain unresolved as of such date (plus any interest or other income earned on such amount to the extent not otherwise distributed in accordance with the Escrow Agreement).
          (ii) On the thirty-six (36) month anniversary of the Closing Date, Seller shall be entitled to a disbursement from the Escrow Account (as defined in the Escrow Agreement) of the amount of Indemnity Escrow Funds, if any, in excess of an amount equal to the aggregate amount of any claims for payment from the Indemnity Escrow Funds that remain unresolved as of such date (plus any interest or other income earned on such amount to the extent not otherwise distributed in accordance with the Escrow Agreement). Upon the final resolution of such remaining claims, any remaining amount of the Indemnity Escrow Funds shall be disbursed to Seller.
     Section 7.03 Non-Reliance. Each of the parties acknowledge that they are sophisticated parties which were advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Purchaser acknowledges that it has performed a comprehensive due diligence investigation of the Business and the operations of the Company. Each party acknowledges that (1) there are no representations or warranties by or on behalf of any party hereto or any of its respective Affiliates or representatives in connection with the transactions contemplated by this Agreement other than those expressly set forth in this Agreement; (2) no party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (including the Disclosure Schedule hereto), the Ancillary Agreements and any document delivered pursuant hereto or thereto; and (3) the parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement and the Ancillary Agreements. Seller and its Affiliates, agents, officers, directors and shareholders will not have or be subject to any liability to Purchaser or any other Purchaser Indemnified Party resulting from the distribution to Purchaser, or Purchaser’s use of, any information not contained in this Agreement (including the Disclosure Schedule hereto). Notwithstanding anything in this Agreement to the contrary, neither Seller nor the Company makes any representation, warranty or covenant of any kind with respect to any projection, estimate or budget previously delivered to or made available to Purchaser of future revenues, expenses or expenditures, future results of operations, future cash flows or future financial condition of the Company.
     Section 7.04 Sole Remedy. Each party agrees that the sole liability and obligations of the other party and the sole right, remedy and entitlement of each party for recovery of any monetary claim with respect to this Agreement shall be limited to indemnification under this Article 7, and all such parties hereby waive any and all other statutory and common law rights and remedies (including other rights of indemnification and contribution) which the parties have or may hereafter have, provided that such waiver shall in no event be construed to prevent Purchaser from seeking specific performance or other equitable relief or remedies or from bringing an action for fraud. Notwithstanding anything to the contrary in this Agreement, no party shall be liable to or otherwise responsible for punitive damages (except to the extent awarded to a third party).
ARTICLE 8.
TAX MATTERS
     Section 8.01 General Tax Matters.
          (A) Seller shall cause to be prepared in a manner consistent with past practices (except where otherwise required by applicable Law) and in accordance with Section 8.01(C) of this Agreement all Tax Returns of the Company for taxable years or periods ending on or before the Closing Date but which are due to be filed after the Closing Date (taking into account all applicable extensions of time for filing) (“Pre-Closing Tax Returns”), and shall cause such Tax Returns to be delivered to Purchaser for comment and approval, not to be unreasonably withheld, conditioned or delayed no later than thirty (30) days prior to the due date for filing any such Tax Return (taking into account any applicable extensions of time to file). Purchaser shall cause the Company to timely file all such Pre-Closing Tax Returns. Purchaser shall cause to be prepared in a manner consistent with past practices (except where otherwise required by applicable Law) and in accordance with Section 8.01(C) of this Agreement all Tax Returns of the Company for taxable years or periods starting on or before the Closing Date and ending after the Closing Date (“Straddle Period Tax Returns”), and shall cause such Tax Returns to be delivered to Seller for comment and approval to the extent such comment and approval relate to Taxes attributable to the portion of the period that ends on the Closing Date (as determined in Section 8.01(C) below), which approval shall not be unreasonably withheld, conditioned or delayed, no later than thirty (30) days prior to the due date for filing any such Tax Return (taking into account any applicable extensions of time to file). Purchaser shall cause the Company to timely file all such Straddle Period Tax Returns. Seller shall pay to Purchaser (i) no later than three (3) Business Days prior to the due date for filing any Straddle Period Tax Return the amount of Taxes owing with respect to the portion of the taxable period covered by such Tax Return ending on the Closing Date (determined in accordance with Section 8.01(C) hereof) and (ii) no later than three (3) Business Days prior to the due date for filing any Pre-Closing Tax Returns the amount of Taxes owing with respect to such Pre-Closing Tax Return, in each case to the extent such Taxes were not reflected in the reserve for Taxes established on the Closing Balance Sheet and included in the calculation of Final Net Working Capital (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income, and reduced to give effect to the to the Transaction State Tax Benefits). For purposes of this Agreement, neither Pre-Closing Tax Returns or Straddle Period Tax Returns shall include Tax Returns of Seller, regardless of whether such Tax Returns relate to the Company, the Assets or the income or operations of the Business.
          (B) Seller and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party and at the requesting party’s out-of-pocket expense, in connection with the filing of any Tax Returns for the Company, the filing and prosecution of any Tax claims and any audit, litigation or other proceeding with respect to Taxes payable by the Company. Such cooperation shall include the retention of all books and records relating to the Company’s Taxes for a period of six (6) years after the Closing and (upon the other party’s request and expense) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
          (C) In the case of Taxes of the Company or related to the Company, the Assets or the income or operations of the Business that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the portion of such taxable period ending on the Closing Date shall be (i) in the case of property Taxes, ad valorem Taxes or other Taxes based on the value of property, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any other Taxes, based on a closing of the books of the Company (or any of its Affiliates, as applicable) as of the close of business on the Closing Date.
          (D) In the provisions of this Article 8, references to any of Seller, the Company and Purchaser shall include successors.
     Section 8.02 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including recording fees) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be paid one-half by Seller and one-half by Purchaser when due, and Seller will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including recording fees), if required by applicable law. The expense of such filing or filings shall be borne by Seller.
     Section 8.03 Treatment of Indemnity and Other Payments. All indemnity and other payments made under this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.
     Section 8.04 Conflict with Article 7. In the event of any conflict between Article 7 and this Article 8, except for the provisions of Section 7.02(D) which shall control, this Article 8 shall control.
ARTICLE 9.
TERMINATION
     Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:
          (A) by the mutual written consent of Seller and Purchaser;
          (B) by either Seller or Purchaser, if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and unappealable; provided, however, that the provisions of this Section 9.01(B) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement;
          (C) by either Seller or Purchaser (i) in the event of a material breach of this Agreement by the non-terminating party if such non-terminating party fails to cure such breach within ten (10) Business Days following notification thereof by the terminating party or (ii) upon the satisfaction of any condition to the terminating party’s obligations under this Agreement becoming impossible or impracticable with the use of commercially reasonable efforts, if the failure of such condition to be satisfied is not caused by a breach of this Agreement by the terminating party;

          (D) by either Seller or Purchaser, if the Closing shall not have occurred prior to July 15, 2007; provided, however, that the right to terminate this Agreement under this Section 9.01(D) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or
          (E) by Purchaser, in accordance with Section 5.06(A) hereof.
     Section 9.02 Effect of Termination. In the event of a termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (i) as set forth in Section 5.03 and (ii) that nothing herein shall relieve any party from liability for any breach of this Agreement prior to the date of termination; provided, however, that if this Agreement shall be terminated pursuant to Section 9.01(C)(ii) or 9.01(D) solely as a result of the failure of the condition set forth in Section 6.03(I) to be satisfied, and all of the other conditions set forth in Sections 6.01 and 6.03 have been satisfied as of the date of such termination (other than those conditions which are to be satisfied on the Closing Date, which conditions shall be capable of being satisfied as of the date of such termination), Seller shall be entitled to reimbursement from Purchaser for its reasonable documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, up to a maximum amount of $150,000. Notwithstanding the foregoing, this Section 9.02, Section 10.01, Section 10.06 and Section 10.11(and all rights and obligations under each such Section) shall survive any such termination of this Agreement.
ARTICLE 10.
GENERAL PROVISIONS
     Section 10.01 Expenses. Except (i) for the Transaction Related Expenses (which shall be paid by the Company only to the extent paid on or prior to the Closing or accrued on the Closing Balance Sheet), (ii) for Transfer Taxes and related expenses (which shall be paid in accordance with Section 8.02), (iii) for any and all filing fees incurred in connection with filings with any Antitrust Authority made by any parties hereto with respect to the transactions contemplated hereby (which shall be paid one-half by Purchaser and one-half by Seller), and (iv) as set forth in Section 9.02, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. To the extent that any Transaction Related Expenses are incurred by the Company that are not paid prior to the Closing or accrued on the Closing Balance Sheet, such expenses shall be assumed by Seller at the Closing or, if paid by the Company after the Closing, reimbursed by Seller to the Company.
     Section 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by facsimile, by telegram or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(A)	if to Seller or any shareholder of Seller, to:

TSS Holdings, Inc. 1201 Hillsmith Drive Cincinnati, Ohio 45215 Telephone: (513) 772-7000, Ext. 1123 Facsimile: (513) 772-2938 Attention: C. Brent Nichols

with a copy to:

Keating Muething & Klekamp PLL One East Fourth Street Suite 1400 Cincinnati, Ohio 45202 Telephone: (513) 579-6400 Facsimile: (513) 579-6457 Attention: Stephen M. Goodson
(B)	if to the Company prior to Closing, to:

TSS Aviation, Inc. 1201 Hillsmith Drive Cincinnati, Ohio 45215 Telephone: (513) 772-7000, Ext. 1128 Facsimile: (513) 772-2938 Attention: Scott Nichols

with a copy to:

Keating Muething & Klekamp PLL One East Fourth Street Suite 1400 Cincinnati, Ohio 45202 Telephone: (513) 579-6400 Facsimile: (513) 579-6457 Attention: Stephen M. Goodson
(C)	if to Purchaser, or if to the Company following Closing, to:

Standard Aero Holdings, Inc. 500-1780 Wellington Avenue Winnipeg, Manitoba, R3H 1B3 Canada Telephone: (204) 987-8860 Facsimile: (204) 784-9647 Attention: Brad Bertouille

with a copy to:
c/o The Carlyle Group 1001 Pennsylvania Avenue, NW Suite 220 South Washington, DC 20004 Telephone: (202) 729-5626 Attention: Doug Brandely Facsimile: (202) 347-1818

and:

Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington, DC 20004 Telephone: (202) 637-2200 Attention: Paul F. Sheridan, Jr. Facsimile: (202) 637-2201
     Section 10.03 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such announcement.
     Section 10.04 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 10.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the essential economic or legal substance of the transactions contemplated hereby is not affected. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
     Section 10.06 Entire Agreement. This Agreement (including the Ancillary Agreements, Disclosure Schedule, and the other Exhibits hereto) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, with respect to the subject matter hereof and except as otherwise expressly provided herein.
     Section 10.07 Assignment. Neither the Company nor Seller shall assign this Agreement without the prior written consent of Purchaser (which consent shall not be unreasonably withheld), and Purchaser shall not assign this Agreement without the prior written consent of

Seller (which consent shall not be unreasonably withheld); provided, however, that without the consent of Seller, Purchaser may assign this Agreement and Purchaser’s rights and obligations hereunder in whole or in part (i) to an Affiliate of Purchaser (including, after the Closing, the Company), (ii) to any Person providing financing to Purchaser for the transactions contemplated hereby as security therefor, and (iii) to any Person who acquires all or a portion of the Stock from Purchaser following the Closing (by merger, recapitalization, sale of stock or otherwise) or all or substantially all of the Assets. For the avoidance of doubt, a change of control of Purchaser or any direct or indirect parent of Purchaser shall not be deemed an assignment for purposes of this Agreement.
     Section 10.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, the Purchaser Indemnified Parties, the Seller Indemnified Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     Section 10.09 Waivers and Amendments. This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by Purchaser, the Company and Seller, in the case of a waiver, by the party waiving compliance, or by the delivery of an updated Disclosure Schedule to the extent allowed by Section 5.06(A). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any other right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
     Section 10.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     Section 10.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that state. All disputes, claims, litigation, proceedings or other legal actions arising under or relating to this Agreement shall be instituted in a New York state or federal court sitting in the County, City and State of New York. Each of the parties irrevocably submits to the exclusive jurisdiction of such courts with respect to any such dispute, claim, litigation, proceeding or other legal action arising under or relating to this Agreement. Each of Seller and Purchaser irrevocably waive any defense or objection it may now or hereafter have based on forum non conveniens and waive any objection to venue of any action instituted hereunder. Each of the parties hereto waives the right to a jury trial in connection with any matter arising our of or relating to this Agreement.

     Section 10.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

The Company	TSS AVIATION, INC.
By:
Name:
Title:

Seller	TSS HOLDINGS, INC.
By:
Name:
Title:

Purchaser	STANDARD AERO, INC.
By:
Name:
Title:

     Shareholders of Seller hereby agree to be bound by Section 2.05, Section 5.03, and Article X only, provided Purchaser’s sole remedy against the shareholders of Seller with respect to any breach of their respective obligations under this Agreement shall be special performance and injunctive relief and no shareholder of Seller shall be personally liable for the payment of monetary damages as result of the breach of their obligations under this Agreement; provided, that the foregoing shall not limit any liability of Seller for such breach.

By:
	Name:	C. Brent Nichols

By:
	Name:	Mark Nichols

By:
	Name:	Scott Nichols

DISCLOSURE SCHEDULE
[Attached]

EXHIBIT A
EXHIBIT A
FORM OF EMPLOYMENT AGREEMENT
     THIS AGREEMENT MADE IN DUPLICATE the ___ day of _______, 2007
BETWEEN:
Scott Nichols,
(herein called “the Executive”)
OF THE FIRST PART,
— and —
Standard Aero, Inc.,
(herein called “the Corporation”)
OF THE SECOND PART.

EMPLOYMENT AGREEMENT

EXHIBIT A
THIS AGREEMENT MADE IN DUPLICATE the ___ day of ______, 2007.
BETWEEN:
Scott Nichols,
(herein called “the Executive”)
OF THE FIRST PART,
— and —
Standard Aero, Inc.,
(herein called “the Corporation”)
OF THE SECOND PART.
EMPLOYMENT AGREEMENT
WHEREAS, the Executive has been employed by TSS Technologies Inc. as General Manager of TSS Aviation, Inc. and;
WHEREAS, the Corporation has determined that in the event of a sale of TSS Aviation, Inc. to Standard Aero, Inc. the Executive will continue employment in the role of SBU Vice President under the new ownership;
AND WHEREAS the Corporation and the Executive have agreed on terms of employment including termination provisions;
NOW THEREFORE WITNESSETH that in consideration of the premises and the mutual covenants herein contained, the parties hereto covenant and agree as follows:
1. Conditional on the sale of TSS Aviation, Inc. to the Corporation, the Executive shall be employed by the Corporation as Vice President, of the TSS SBU initially and upon mutual agreement in such other position for any of the Corporation’s related corporations, with such duties, responsibilities and authority, as agreed. This Agreement will be null and void should the sale of TSS Aviation, Inc. to the Corporation fail to close.
2. The Corporation shall pay to the Executive an annual salary of $US 150,000, payable in accordance with the Corporation’s policy for the payment of salaries. The Corporation shall withhold and deduct from each such payment all amounts required by law to be withheld or deducted. The Executive’s annual salary shall be reviewed, and if appropriate, increased in accordance with the Corporation’s usual policy for salary reviews and increases. The annual

2

EXHIBIT A
salary of the Executive as determined in accordance with this paragraph is herein called the “Salary”.
3. The Corporation is prepared to pay to the Executive a Retention and Transition bonus of 12 months salary less required deductions. Payment is conditional on the close of the sale, the Executive remaining employed and performing his duties for the Corporation for the 18 months following the closing of the sale of TSS Aviation, Inc. to the Corporation, assisting in the transition and integration of TSS Aviation and meeting the Cash flow and EBITDA targets for TSS through year end 2008.
4. The Executive shall continue to be entitled to all benefits to which he is entitled on the date hereof, including the right to participation in employee benefit and pension plans, the use of a company motor vehicle, corporate membership, and participation in the Divisional Executive Bonus program.
5. The Corporation shall reimburse the Executive for all reasonable expenses (including travel expenses) in accordance with the Corporation’s policy.
6. The Executive shall be entitled to 4 weeks vacation in each year.
7. For reasons other than just cause, the Corporation shall be entitled to terminate the Agreement by providing to the Executive 12 months notice in writing or by paying to him an amount equal to 12 months base salary and the value to Executive of employment benefits for 12 months including pension, life insurance benefits, motor car, and medical and health insurance, less required deductions. or by a combination of such notice and payment. The Executive shall be entitled to terminate the Agreement by providing to the Corporation his 2 months notice in writing or such shorter notice as may be agreed by the Corporation.
8. Notwithstanding paragraph 7 above, if Executive terminates this Agreement for “good reason” he shall be entitled to a lump sum amount equal to 12 months base salary and the value to Executive of employment benefits for 12 months including pension, life insurance benefits, motor car, and medical and health insurance, less required deductions. For purposes of this Agreement, “good reason” means any material diminution of Executive’s position, authority or responsibility (unless approved by Executive); or any requirement that he relocate more than 50 miles from his current residence
9. Notwithstanding paragraph 7 hereof; the Corporation and the Executive hereby agree that the Executive’s employment may be terminated at any time by the Corporation for just cause, in which event the Executive shall not be entitled to notice or payment in lieu of notice, or the termination payment referred to in paragraph 7 above. For purposes of this Agreement, “just cause” shall mean (1) the Executive’s willful refusal to materially perform his duties under this Agreement; (2) the engaging by the Executive in willful misconduct which is materially and demonstrably injurious to the Corporation; (3) the commission by the Executive of an act of fraud or embezzlement against the Corporation; (4) any conviction of, or plea of guilty or nolo contendere by the Executive with respect to a felony other than a traffic violation.
10. Upon the termination of his employment, the Executive agrees to return forthwith to the Corporation all company property.

3

EXHIBIT A
11. The Executive agrees that following the termination of his employment by the Corporation, he will not at any time during a period of one (1) year from the date of such termination (without the prior express written consent of the Corporation) either individually or in partnership, or in conjunction with any person or persons, firm, association, syndicate, company or corporation, as principal, agent, director, officer, employee, consultant, investor (other than passive holdings of less than 3% in publicly traded companies), or in any other manner whatsoever, carry on or advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used or employed by any person or persons, firm, association, syndicate, company or corporation, engaged in or concerned with any interest that competes with the Corporation’s aviation maintenance business, provided this Section 11 shall not be interpreted so as to restrict the ability of TSS Technologies, Inc. and its affiliates to continue to design, engineer and manufacture aviation and non-aviation components and assemblies consistent with the past practice of its business.
12. The Executive agrees that following the termination of his employment by the Corporation, he will not during a period of one (1) year from the date of such termination (without the prior express written consent of the Corporation) directly or indirectly solicit any employees of the Corporation, or any customers of the Corporation with respect to aviation maintenance business.
13. For the purposes of this agreement, the Executive shall be permitted to serve as member of the Board of Directors and/or co-owner of TSS Technologies Inc. and its affiliates conditional on the Executive devoting his primary attention and focus to his position as Vice President and duties to the Corporation. Additional time or activities are conditional on approval by the Executive’s direct manager. It is agreed that upon termination, the Executive will be permitted to assume duties with TSS Technologies and its affiliates conditional on the restrictions contained in clauses 11, 12 and 14.
14. The Executive acknowledges that in the course of carrying out, performing and fulfilling his responsibilities to the Corporation, he has access to and is entrusted with detailed, confidential information and trade secrets concerning the business of the Corporation, and its related corporations, and the present and contemplated products, techniques and other services evolved or used by the Corporation and its related corporations, and acknowledges that the disclosure of such confidential information would be highly detrimental to the best interests of the Corporation and its related corporations. Accordingly, the Executive acknowledges and agrees that the right to maintain the confidentiality of such information and trade secrets, and the right to preserve its goodwill, constitute proprietary rights which the Corporation and its related corporations are entitled to protect. Accordingly, the Executive covenants and agrees that, except with the express written consent of the Corporation, he will not, either during the term of his employment by the Corporation, or at any time thereafter, disclose any of such confidential information and trade secrets to any person not in the employ of the Corporation or its related corporations, nor shall he use the same for any purpose other than the purposes of the Corporation.
15. The Executive agrees that all restrictions contained in paragraphs 11, 12, and 14 hereof are reasonable and valid in the circumstances, and all defenses to the strict enforcement thereof by the Corporation or its related corporations are hereby waived by the Executive. If any

4

EXHIBIT A
provision of 11, 12 or 14 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them to the minimum extent necessary so that these provisions would be enforceable.
16. Any notice, request, demand or other communication required or permitted to be given hereunder shall be sufficiently given if in the case of the Executive it is delivered personally or mailed by registered mail, postage pre-paid, addressed to the Executive at his last residential address known and filed in writing with the Corporation, and in the case of the Corporation delivered personally or mailed by registered mail, postage pre-paid, addressed to the Corporation at its head office. Any notice mailed as aforesaid shall be deemed to have been received on the second business day following the date of mailing.
17. This Agreement supercedes and replaces any previous employment agreement or termination agreement between the Executive and the Corporation, excepting only separate agreements relating to corporate relocations and training programs.
18. The Executive confirms that he is signing this Agreement voluntarily, and confirms that he has had the opportunity to obtain independent legal advice.
19. This Agreement inures to the benefit of and is binding upon the Executive, his heirs and legal personal representatives, and the Corporation and its successors and assigns.
20. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, and the parties submit to the jurisdiction of the Courts located in Hamilton County, Ohio.
IN WITNESS WHEREOF the parties have executed this Agreement the ___day of                     , 2007.

Signed in the presence of:	) ) )
)
Witness		Scott Nichols

Standard Aero, Inc.

Per:

5

EXHIBIT B
EXHIBIT B
FORM OF ESCROW AGREEMENT
     This Escrow Agreement (this “Escrow Agreement”) dated as of May ___, 2007, is entered into by and among STANDARD AERO, INC., a Delaware corporation (“Purchaser”), TSS HOLDINGS, INC., an Ohio corporation (“Seller”), and Citibank, N.A., as escrow agent hereunder (the “Escrow Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Purchase Agreement (as defined below).
RECITALS
     WHEREAS, TSS Aviation, Inc., an Ohio corporation (the “Company”), Purchaser and Seller have entered into that certain Purchase Agreement, dated as of May ___, 2007 (the “Purchase Agreement”), which provides for, among other things, the sale by Seller to Purchaser, and the purchase by Purchaser from Seller, of one hundred percent (100%) of the issued and outstanding capital stock of the Company;
     WHEREAS, pursuant to the terms of the Purchase Agreement, (i) $5,000,000 of the Purchase Price payable at Closing is to be deposited by Purchaser with the Escrow Agent and held in escrow as part of the Indemnification Escrow Fund (as defined below) and (ii) $1,000,000 of the Purchase Price payable at closing is to be deposited by Purchaser with the Escrow Agent and held in escrow as part of the Adjustment Escrow Fund (as defined below); and
     WHEREAS, the parties desire that the Escrow Agent disburse amounts from the Indemnification Escrow Fund and the Adjustment Escrow Fund to Purchaser, Purchaser Indemnified Parties and/or Seller from time to time as provided below.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the mutual obligations and covenants set forth herein, the parties hereto agree as follows:
     1. Escrow Agent Appointment. Citibank, N.A. is hereby appointed to act as the escrow agent hereunder, to hold in escrow the Indemnification Escrow Fund and the Adjustment Escrow Fund (together, the “Escrow Funds”) and dispose thereof in accordance with the terms and conditions of this Escrow Agreement, and Citibank, N.A. hereby accepts its appointment as Escrow Agent.
     2. Receipt of Indemnification Escrow Fund.

EXHIBIT B
          (a) The Escrow Agent agrees to acknowledge receipt of a wire transfer of immediately available funds in the amount of (i) $5,000,000 constituting an initial deposit (the “Indemnification Escrow Deposit”) to a separate, segregated escrow account established by the Escrow Agent and maintained by it at its office referred to in Section 10 below (the “Indemnification Escrow Account”) and (ii) $1,000,000 constituting an initial deposit (the “Adjustment Escrow Deposit”) to a separate, segregated escrow account established by the Escrow Agent and maintained by it at its office referred to in Section 10 below (the “Adjustment Escrow Account” and, together with the Indemnification Escrow Account, the “Escrow Accounts”).
          (b) For purposes of this Escrow Agreement, (i) the “Indemnification Escrow Fund” shall mean the amounts held in the Indemnification Escrow Account, including any future deposits, dividends, interest, distributions and other income received in respect thereof, less any losses on investments pursuant to Section 3 and any amounts distributed in accordance with Section 5; and (ii) the “Adjustment Escrow Fund” shall mean the amounts held in the Adjustment Escrow Account, including any future deposits, dividends, interest, distributions and other income received in respect thereof, less any losses on investments pursuant to Section 3 and any amounts distributed in accordance with Section 5. The Indemnification Escrow Fund and the Adjustment Escrow Fund shall be held by the Escrow Agent for the benefit of Purchaser, Purchaser Indemnified Parties and Seller pursuant to this Escrow Agreement.
     3. Investment of Escrow Funds. The Escrow Funds shall be invested and reinvested by the Escrow Agent in the investment set forth in Schedule A, unless directed otherwise pursuant to the joint written instructions of an authorized signer of Seller and Purchaser and provided such alternative investment option can be accommodated by the Escrow Agent. Investments set forth on Schedule A may include deposits in Citibank and mutual funds advised, serviced or made available by Citibank or its affiliates even though Citibank or its affiliates may receive a benefit or profit therefrom. The Escrow Agent and any of its affiliates are authorized (i) to act as counterparty, principal, agent, broker or dealer while purchasing or selling investments as specified herein and (ii) to receive, directly or indirectly, fees or other profits or benefits for each such service, task or function performed, in addition to any fees specified in Section 9.
          (a) The parties to this Escrow Agreement acknowledge that non-deposit investment products are not obligations of, or guaranteed by Citibank / Citigroup, Inc. or any of its affiliates; are not FDIC insured; and are subject to investment risks, including the possible loss of principal amount invested. Only deposits in the United States are subject to FDIC insurance.
          (b) The Escrow Agent is authorized, for any securities at any time held hereunder, to register such securities in the name of its nominee(s) or the nominees of any securities depository, and such nominee(s) may sign the name of any of the parties hereto to whom or to which such securities belong and guarantee such signature in order to transfer securities or certify ownership thereof to tax or other governmental authorities.

2

EXHIBIT B
          (c) The Escrow Agent shall have no obligation to invest or reinvest the property held in escrow if all or a portion of such property is deposited with the Escrow Agent after 11:00 AM Eastern Time on the day of deposit. Instructions to invest or reinvest that are received after 11:00 AM Eastern Time will be treated as if received on the following business day in New York. The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to distribute amounts from the escrow property pursuant to the terms of this Escrow Agreement. Requests or instructions received after 11:00 AM Eastern Time by the Escrow Agent to liquidate all or any portion of the escrowed property will be treated as if received on the following business day in New York. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions of this Escrow Agreement.
     4. Taxes. Except as stated herein, the Escrow Agent does not have any interest in the Escrow Funds deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income and principal from the Escrow Funds shall be subject to withholding and information reporting regulations then in force with respect to United States taxes. Without limiting the foregoing, Seller shall be treated as the owner of the Escrow Funds for U.S. federal income tax purposes and the Escrow Agent will report Earnings on Internal Revenue Service (“IRS”) Form 1099-INT to Purchaser, and will issue any other Form 1099s to Purchaser and Seller as may be required by applicable law. IRS Form 1099-INTs will be mailed by the Escrow Agent to Seller by January 31 following each applicable year, with electronic reporting to the IRS shortly afterwards. Promptly following the execution of this Escrow Agreement, Purchaser and Seller shall provide the Escrow Agent with fully executed W-8 or W-9 IRS forms, as applicable. The Escrow Agent shall have no duty to solicit delivery of such IRS forms. In the event the Escrow Agent does not receive a W-8 or W-9 IRS form for any person or entity entitled to receive payment of the Escrow Funds under this Escrow Agreement, the Escrow Agent shall withhold funds at the applicable rate then in force with respect to IRS regulations on United States taxes. The Escrow Agent shall report to Purchaser and Seller the aggregate amount of any interest or other income earned, net of any losses suffered, in respect of the investment of the Escrow Funds (the “Earnings”) (i) during any tax reporting period of Seller (including periods for which estimated tax payments are due) (a “Tax Period”) from the later of (a) the date of the end of the preceding Tax Period and (b) the most recent date of disbursement of funds under Section 5 hereof (any such release a “Funds Disbursement” and any such date a “Funds Disbursement Date”) within ten (10) days of the close of such period, and (ii) in the event of any Funds Release, during the period from the later of (c) the most recent Funds Disbursement Date and (d) the end of the most recent Tax Period (a “Disbursement Date Period” and, together with each Tax Period, an “Interest Period”). Seller shall report the amount of such Earnings during any applicable tax reporting period to the appropriate taxing authorities and Seller shall pay the income taxes that are due and payable on such Earnings. In connection with the payment of taxes on Earnings and in accordance with Section 5(a) herein, the Escrow Agent shall release to Seller, out of the Escrow Funds either (A) ten (10) days from the close of the relevant Tax Period or (B) immediately prior to any Funds Disbursement, as applicable, an amount (the “Tax Disbursement Amount”) equal to the Earnings earned in the Escrow Account during the applicable Interest Period multiplied by forty percent (40%).

3

EXHIBIT B
     5. Disbursements from Escrow Funds. Except as otherwise provided in Section 4 hereof, the Escrow Agent shall hold the Escrow Funds until it is disbursed as provided in this Section 5, as follows:
          (a) The Tax Disbursement Amount shall be disbursed to Seller in accordance with written disbursement instructions signed by an authorized signer of Seller. Such disbursement instructions shall include the specific dollar amount to be disbursed and the appropriate wire transfer or check issuance instructions.
          (b) In the event that from time to time (i) any Purchaser Indemnified Party is entitled to indemnification from the Indemnification Escrow Fund, (ii) a distribution of all or a portion of the Indemnification Escrow Fund is required by the Purchase Agreement or (iii) a distribution of all or a portion of the Adjustment Escrow Fund is required by the Purchase Agreement, authorized signers of Purchaser and Seller shall promptly execute and deliver to the Escrow Agent joint written instructions (“Joint Written Instructions”) setting forth (x) the amount of such indemnification or distribution, which shall be disbursed from the Indemnification Escrow Fund or the Adjustment Escrow Fund, as applicable (to the extent of the then-remaining balance thereof), (y) the recipients thereof and (z) the amount to be disbursed to each such recipient(s) in accordance with the Purchase Agreement.
          (c) Upon receipt of any Joint Written Instructions in accordance with Section 5(b), the Escrow Agent shall, as soon as practicable and in no event later than five (5) business days after the receipt thereof, disburse the amounts from the Indemnification Escrow Fund or Adjustment Escrow Fund, as applicable, as specified in such Joint Written Instructions to be so paid (to the extent of the then-remaining balance of the Indemnification Escrow Fund or Adjustment Escrow Fund), by wire transfer of immediately available funds pursuant to payment instructions set forth therein with respect to Purchaser and Seller, respectively (i) furnished by Purchaser with respect to any payment specified to be made to Purchaser or Purchaser Indemnified Parties in such Joint Written Instructions, and (ii) furnished by Seller with respect to any payments specified to be made to Seller in such Joint Written Instructions.
          (d) As promptly as practicable and in no event later than five (5) business days following any disbursement of funds from the Escrow Funds, the Escrow Agent shall send a written advice to each of Purchaser and Seller stating the amount and recipient of each such disbursement.
          (e) In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the person or persons designated in incumbency certificates annexed hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. To assure the accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually

4

EXHIBIT B
received and acknowledged by the Escrow Agent. The parties agree to notify the Escrow Agent of any errors, delays or other problems within five (5) calendar days after receiving notification that a transaction has been executed. If it is determined that the transaction was delayed or erroneously executed as a result of the Escrow Agent’s error, the Escrow Agent’s sole obligation shall be to pay or refund such amounts as may be required by applicable law. In no event shall the Escrow Agent be responsible for any incidental or consequential damages or expenses in connection with the instruction. Any claim for interest payable will be at the Escrow Agent’s published savings account rate in effect in New York, New York.
     6. Duties of the Escrow Agent.
          (a) Duties in General.
               (i) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein (and as required by applicable law), which the parties agree are ministerial in nature. The Escrow Agent shall have no liability under, and no duty to inquire as to the provisions of, any agreement (except as to the capitalized terms used herein and defined in the Purchase Agreement) other than this Escrow Agreement. If in doubt as to its duties and responsibilities hereunder, the Escrow Agent may consult with counsel of its choice and shall be protected in any action taken or omitted in connection with the advice or opinion of such counsel.
               (ii) The Escrow Agent shall have no duty as to the solicitation, collection or protection of the Escrow Funds or any escrow earnings, nor as to the preservation of any rights pertaining thereto, beyond the safe custody of any such funds actually in its possession.
               (iii) The Escrow Agent shall not distribute or release the Escrow Funds except in accordance with the express terms of this Escrow Agreement.
               (iv) If the Escrow Agent becomes involved in litigation with respect to this Escrow Agreement for any reason, it is hereby authorized to deposit the Escrow Funds with the clerk of such court in which such litigation is pending, or to interplead all interested parties in any court of competent jurisdiction and to deposit with the clerk of such court the Escrow Funds. Upon the happening of either of the above, the Escrow Agent shall be fully relieved and discharged of any further duties hereunder.
               (v) If the Escrow Agent should at any time be confronted with claims or demands by any of the parties hereto which it believes in good faith to be inconsistent or in the event of any disagreement between/among any of the parties and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the Escrow Agreement, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists and in any such event, the Escrow Agent shall not become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be

5

EXHIBIT B
entitled to continue so to refrain from acting until (i) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. The Escrow Agent shall have the option, after twenty (20) calendar days’ notice to the other parties of its intention to do so, to suspend performance hereunder and to promptly interplead such parties in any state or federal court located in the State of New York (or if such court does not have jurisdiction, any other court of competent jurisdiction), to deposit the Escrow Funds with the clerk of such court, and to request that such court determine the respective rights of the parties with respect to this Escrow Agreement, and upon doing so, the Escrow Agent automatically shall be released from any obligations or liability as a consequence of any claims or demands hereunder. The rights of the Escrow Agent under this paragraph are cumulative of all other rights which it may have by law or otherwise.
               (vi) The Escrow Agent shall be under no duty to give the property held in escrow by it hereunder any greater degree of care than it gives its own similar property.
          (b) Exculpation. Except for the Escrow Agent’s own willful misconduct, bad faith or gross negligence: (i) the Escrow Agent shall have no liability of any kind whatsoever for its performance of any duties imposed upon the Escrow Agent under this Escrow Agreement or for any of its acts or omissions hereunder; (ii) the Escrow Agent shall not be responsible for any of the acts or omissions of the parties hereto; (iii) the Escrow Agent shall not be liable to anyone for damages, losses or expenses arising out of this Escrow Agreement; and (iv) the Escrow Agent may rely and/or act upon any written instrument, document or request executed by each of the parties hereto and believed by the Escrow Agent in good faith to be genuine and to be executed and delivered by the proper person, and may assume in good faith the authenticity, validity and effectiveness thereof and shall not be obligated to make any investigation or determination as to the truth and accuracy of any information contained therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any judgment or order.
          (c) No Additional Duties. The Escrow Agent shall have no duties except those that are expressly set forth herein, and it shall not be bound by any notice of a claim or demand hereunder, or any waiver, modification, amendment, termination or rescission of this Escrow Agreement, unless received by it in writing by each of the parties hereto. The Escrow Agent shall not be charged with any knowledge of the terms or provisions of the Purchase Agreement, and in any event, shall have no duties or obligations thereunder.
          (d) Miscellaneous. The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. The Escrow Agent shall not be responsible for and shall not be under a duty to examine or pass upon the validity, binding effect, execution or sufficiency of this Escrow Agreement or of any agreement amendatory or supplemental hereto.
     7. Indemnification of the Escrow Agent. The Escrow Agent and its directors, officers, agents and employees (the “Indemnitees”) shall be indemnified jointly and severally by Purchaser and by Seller for all loss, liability, claim, damages or other expense (including the fees

6

EXHIBIT B
and expenses of outside counsel)(collectively, “Losses”) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Escrow Agreement, except in the case of any Indemnitee to the extent that such loss, liability or expense is due to the gross negligence, bad faith or willful misconduct of such Indemnitee, or (ii) its following any written instructions or other directions from Purchaser and Seller. The rights of the Escrow Agent against the Escrow Accounts and Seller and Purchaser herein shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.
     8. Resignation of the Escrow Agent. The Escrow Agent, and any successor Escrow Agent, may resign at any time as Escrow Agent hereunder by giving at least twenty (20) business days written notice to the parties. Upon such resignation and the appointment of a successor Escrow Agent, the resigning Escrow Agent shall be absolved from any duties as Escrow Agent hereunder. Upon their receipt of notice of resignation from the Escrow Agent, Purchaser and Seller shall use their reasonable best efforts jointly to designate a successor Escrow Agent. If the parties do not agree upon a successor Escrow Agent within twenty (20) business days after the receipt by the parties of the Escrow Agent’s resignation notice, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief and any such resulting appointment shall be binding upon all parties hereto. By mutual agreement, the parties shall have the right at any time upon not less than seven (7) business days written notice to terminate their appointment of the Escrow Agent, or any successor Escrow Agent, as Escrow Agent hereunder. Notwithstanding anything to the contrary in the foregoing, the Escrow Agent or any successor Escrow Agent shall continue to act as Escrow Agent until a successor is appointed and qualified to act as Escrow Agent.
     9. Fees and Expenses. The reasonable fees and the expenses of the Escrow Agent for its services hereunder as set forth in Schedule B, including legal fees, incurred by it in connection with the performance of its obligations hereunder, shall be paid one-half by Purchaser and one-half by Seller (which amount shall be deducted from the Indemnification Escrow Fund). The provisions of this Section 9 shall survive any termination of this Escrow Agreement and removal or resignation of the Escrow Agent.
     10. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, or (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, (iii) delivered by FedEx or other nationally recognized overnight delivery service, or (iv) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:
If to Purchaser, to:
Standard Aero, Inc.
500-1780 Wellington Avenue
Winnipeg, MB CA R3H 1B3
Attention: Brad Bertouille
                   Kim Olson
Phone:       (204) 987-7104

7

EXHIBIT B
Facsimile:   (204) 786-8610
with copies to:
The Carlyle Group
1001 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Attention: Andrew Shinn
Douglas V. Brandely
Phone:         (202) 729-5626
Facsimile:    (202) 347-1818
and
Latham & Watkins LLP
555 Eleventh Street, N.W.
Suite 1000
Attention: Paul F. Sheridan, Esq.
Phone:      (202) 637-2200
Facsimile: (202) 637-2201
If to Seller, to:
TSS Holdings, Inc.
1201 Hillsmith Drive
Cincinnati, Ohio 45215
Attention: C. Brent Nichols
Phone:      (513) 772-7000, Ext. 1123
Facsimile: (513) 772-2938
with a copy to:
Keating Muething & Klekamp PLL
One East Fourth Street
Suite 1400
Cincinnati, OH 45202
Attention: Stephen M. Goodson, Esq.
Phone:      (513) 639-3962
Facsimile: (513) 579-6457
If to the Escrow Agent, to:
Citibank, N.A.
Citi Private Bank
485 Lexington Avenue, 10th Floor
New York, NY 10017

8

EXHIBIT B
Attention: John P. Howard
Phone:       (212) 783-3755
Facsimile:  (212) 783-3785
or to such other address as such party shall specify by written notice to other parties hereto. Any notice sent to the Escrow Agent shall also be sent to the other parties to this Escrow Agreement.
     11. Assignment. Purchaser and Seller may not assign their rights and obligations under this Escrow Agreement, except to the extent they are permitted to assign their rights and obligations under the Purchase Agreement.
     12. Severability. The parties agree that (i) the provisions of this Escrow Agreement shall be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law.
     13. Specific Performance. The obligations of the parties hereto (including the Escrow Agent) are unique in that time is of the essence, and any delay in performance hereunder by any party will result in irreparable harm to the other parties hereto. Accordingly, any party may seek specific performance and/or injunctive relief before any court of competent jurisdiction in order to enforce this Escrow Agreement or to prevent violations of the provisions hereof, and no party shall object to specific performance or injunctive relief as an appropriate remedy. Subject to the provisions of Section 6(a)(v) herein, the Escrow Agent acknowledges that its obligations, as well as the obligations of Purchaser and Seller hereunder, are subject to the equitable remedy of specific performance and/or injunctive relief.
     14. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING, WHETHER AT LAW OR EQUITY, BROUGHT BY ANY OF THEM IN CONNECTION WITH THIS ESCROW AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     15. Miscellaneous. This Escrow Agreement and, with respect to Purchaser and Seller, the Purchase Agreement, embody the entire agreement and understanding of the parties concerning the Escrow Funds, and, in the event of any inconsistency between this Escrow Agreement and the Purchase Agreement regarding the Escrow Funds, this Escrow Agreement shall control. This Escrow Agreement may be amended or modified only by a writing signed by the each of the parties hereto. The headings in this Escrow Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Escrow Agreement. This Escrow Agreement shall bind and inure to the benefit of the parties hereto and their respective, heirs, personal representatives, successors and permitted assigns. This Escrow Agreement shall automatically terminate upon distribution of all amounts held hereunder.

9

EXHIBIT B
     16. Governing Law. This Escrow Agreement shall be governed by the law of the State of New York in all respects. The parties hereto irrevocably and unconditionally submit to the jurisdiction of a federal or state court located in the Borough of Manhattan, City, County and State of New York, in connection with any proceedings commenced regarding this Escrow Agreement, including but not limited to, any interpleader proceeding or proceeding for the appointment of a successor escrow agent the Escrow Agent may commence pursuant to this Escrow Agreement, and all parties irrevocably submit to the jurisdiction of such courts for the determination of all issues in such proceedings, without regard to any principles of conflicts of laws, and irrevocably waive any objection to venue of inconvenient forum.
     17. Counterparts. This Escrow Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original and enforceable, but all of which counterparts, taken together, shall constitute one and the same instrument.
     18. Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).
     19. Use of Citibank’s Name. No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Escrow Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.
[Remainder of this page intentionally left blank.]

10

EXHIBIT B
     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed as of the date first written above.

STANDARD AERO, INC., as Purchaser
By:
Name:
Title:

TSS HOLDINGS, INC., as Seller
By:
Name:
Title:

CITIBANK, N.A., as Escrow Agent
By:
Name:
Title:

11

EXHIBIT B
SCHEDULE A
Citibank Institutional Market Deposit Account

12

EXHIBIT B
SCHEDULE B
Fees and Expenses of Escrow Agent
Acceptance Fee
To cover the acceptance of the Escrow Agency appointment, the study of the Escrow Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:
     WAIVED
Administration Fee
To cover maintenance of the Escrow Account including safekeeping of assets, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Escrow Agreement’s provisions, and any other duties required by the Escrow Agent under the terms of the Escrow Agreement:
Pricing Option I
Escrowed funds invested and reinvested in the Citibank Institutional Market Deposit Account, an FDIC insured money market deposit obligation of Citibank, N.A.
Fee: WAIVED
Pricing Option II
Escrowed funds to be invested and reinvested in options other than the Citibank Institutional Market Deposit Account, such as United States Treasury Bills or US Agency securities
Fee: $6,000.00 per annum
Above fees are per annum or any portion of a year thereof, per account established hereunder, and payable initially upon account funding and annually on the anniversary of the Escrow Agreement thereafter.
1099 Tax Preparation Fee
To cover preparation of Form 1099 for each calendar year:
     WAIVED

13

EXHIBIT B
     Transaction Fees
To cover all checks, wire transfers, postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Escrow Agreement:
     WAIVED
Legal Fees
     At cost, if applicable.
Other Fees
     $2,500 per amendment, when necessary

14

EXHIBIT C
FORM OF LEGAL OPINION
Edward E. Steiner
Direct Dial: (513) 579-6468
Facsimile: (513) 579-6457
E-Mail: esteiner@kmklaw.com
                     __, 2007
Standard Aero Holdings, Inc.
500-1780 Wellington Avenue
Winnipeg, Manitoba, R3H 1B3
Canada
Ladies and Gentlemen:
This opinion is furnished to you pursuant to that certain Purchase Agreement dated as of                      ___, 2007 among TSS Aviation, Inc., an Ohio corporation (“Company”), TSS Holdings, Inc., an Ohio corporation (“Seller”), and Standard Aero, Inc., a Delaware corporation (“Purchaser”) (the "Agreement”). We have acted as counsel to Company and Seller in connection with the negotiation, execution and delivery of the Agreement, the Ancillary Agreements and the consummation of the transactions contemplated thereby, including the acquisition by Purchaser of all of the Stock of Company. Capitalized terms used and not defined herein have the meanings ascribed thereto in the Agreement.
In rendering this opinion, we have examined copies of the following items:
     the Agreement;
     the Escrow Agreements dated                      ___, 2007 by and among Seller, Purchaser and the Escrow Agent (as defined therein); and
     (3) the other Ancillary Agreements.
In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. Notwithstanding the foregoing, for opinions as to factual matters, we have (with your permission) limited our factual inquiries to a review of the resolutions of the sole shareholder and Board of Directors of Company, the resolutions of the Board of Directors of Seller, the Articles of Incorporation and Regulations of Seller and Company, the Contracts specifically listed in Section 3.12 of the Disclosure Schedule, the certificates of certain public officials and of officers of Company and Seller attached to this opinion, conferences with officers of Company and Seller, and certain

15

EXHIBIT B
factual inquiries that, in fact, were actually made by attorneys in this firm based on the matters discussed in such resolutions and certificates or at such conferences. Any opinion herein qualified by the modifier “to the best of our knowledge after due investigation” shall be deemed to incorporate these limitations (including the limitations set forth in all the above certificates) with respect to our factual inquiries.
We have also examined such other documents, instruments, certificates and corporate records, and such statutes, regulations and decisions and questions of law, as we have deemed necessary or appropriate for purposes of rendering this opinion.
We have also assumed that all parties to the Agreement and Ancillary Agreements other than Company and Seller have properly executed and delivered the Agreement and Ancillary Agreements and that such execution and delivery have been properly authorized as to each of said parties (other than Company and Seller) and that such parties (other than Company and Seller) have the power fully to perform their respective obligations under the Agreement.
We are admitted to practice only in the State of Ohio and do not hold ourselves out as being conversant with, and therefore opinions may be subject to standard limitations and qualifications in a form reasonably acceptable to the Purchaser and its counsel and shall be limited to the laws of the State of Ohio and U.S. federal law.
Based solely on the review described above and subject to the foregoing and following assumptions, limitations and qualifications, we are of the opinion that:
     1. Company is a corporation organized, validly existing and in good standing under the laws of the State of Ohio. Company has full corporate power and authority to own its property and carry on the Business as now being conducted.
     2. Seller is a corporation organized, validly existing and in good standing under the laws of the State of Ohio. Seller has full corporate power and authority to own its property and carry on the Business as now being conducted.
     3. Company has the corporate power and authority to execute and deliver the Agreement and Ancillary Agreements to which it is a party and to perform its obligations thereunder. The execution, delivery and performance by Company of the Agreement and Ancillary Agreements to which it is a party have been authorized by all necessary corporate action on the part of Company, including any requisite shareholder action.
     4. Seller has the corporate power and authority to execute and deliver the Agreement and Ancillary Agreements to which it is a party and to perform its obligations thereunder. The execution, delivery and performance by Seller of the Agreement and Ancillary Agreements to which it is a party have been authorized by all necessary corporate action on the part of Seller, including any requisite shareholder action.
     5. Each of the Agreement and Ancillary Agreements to which Company or Seller is a party has been duly executed and delivered by Company or Seller, as the case may be, and is a legal, valid and binding obligation of Company or Seller, as the case may be, enforceable against Company and Seller, as the case may be, in accordance with its respective terms.

EXHIBIT B
     6. Except as disclosed in the Disclosure Schedule, the execution and delivery of the Agreement by each of Seller and Company and the consummation of the transactions contemplated by the Agreement do not: (a) violate, conflict with or constitute a breach of any of the terms, conditions or provisions of, or constitute a default under any provision of (i) any federal or Ohio statute, rule or regulation applicable to either Seller or Company, which in our experience is normally applicable to, or relevant in connection with, transactions of the type provided for by the Agreement, (ii) violate any provisions of the Articles of Incorporation or Code of Regulations of either Seller or Company, (iii) require any material consents, approvals, authorizations, registrations, declarations or filings by either Seller or Company under any federal or Ohio statute, rule or regulation applicable to Seller or Company, or (iv) to the best of our knowledge after due investigation, except as set forth on the Disclosure Schedule, violate any contract or agreement listed on Section 3.12 of the Disclosure Schedule; or (b) to the best of our knowledge after due investigation, except as set forth on Section 3.12 of the Disclosure Schedule, result in the creation of any Encumbrance under, or give a right of termination or require the giving of notice to any party to any agreement listed on the Disclosure Schedule.
     7. To the best of our knowledge after due investigation, Seller owns all of the outstanding shares of capital stock in Company and, except for the Stock to be sold under the Agreement, there are no (i) securities convertible into or exchangeable or exercisable for any shares of capital stock or voting securities of Company, (ii) options, warrants or other rights to acquire from Company shares of the capital stock or voting securities of Company or securities convertible into or exchangeable or exercisable for shares of the capital stock or voting securities of Company or (iii) agreements or commitments by Company to issue or sell any shares of capital stock or voting securities of Company or any securities convertible into or exchangeable or exercisable for shares of the capital stock or voting securities of Company. All of the issued and outstanding shares of capital stock of Company have been duly authorized and are fully paid and non-assessable.
     8. Assuming that Purchaser does not have notice of any adverse claims with respect to the stock certificate evidencing the Stock, then, upon delivery to Purchaser of such stock certificate endorsed in blank by an effective indorsement, Purchaser will acquire such stock certificate (and the shares represented thereby) free of any “adverse claims” under Section 1308.17 of the Ohio Revised Code.
     9. During the 2002 calendar year, TSS Technologies, Inc. was never a “shareholder” of Seller as such term is defined under Chapter 1701 of the Ohio Revised Code.
Each of the foregoing opinions is subject to the following qualifications:
(a)	the legality, validity and enforceability of any rights and remedies provided in the Agreement and Ancillary Agreements are subject to exceptions provided by bankruptcy, insolvency, reorganization, receivership, moratorium, assignment for the benefit of creditors’ laws or similar laws now or hereafter in effect affecting the validity, legality and binding effect and enforceability of creditors’ rights generally, including, without limitation, statutory or other laws regarding fraudulent transfers

EXHIBIT B
and conveyances or preferential transfers, and to concepts of public policy;

(b)	specific performance, injunctive relief or other traditional equitable remedies may not be available as they are subject to the discretion of the court before which any proceeding with respect thereto may be brought;

(c)	rights to indemnification may be limited by federal or state securities law;

(d)	we express no opinion with respect to any provision for submission to jurisdiction or related waivers of defenses to such jurisdiction contained in the Agreement and Ancillary Agreements.
We do not render any opinion as to any matter except as specifically set forth herein. We do not undertake to update or to revise this opinion in the event of any change of law, whether by legislative action, judicial decision or otherwise, or in any factual circumstance. This opinion is being delivered solely to you and may not be delivered to, or relied upon by, any other party other than JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Lehman Brothers Inc. and Lehman Commercial Paper Inc. without our prior written consent.

Sincerely, KEATING MUETHING & KLEKAMP PLL
By:
Edward E. Steiner